Filed Pursuant to Rule 424(b)(5)

Registration No. 333-187275

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Aggregate Offering Price		Amount of Registration Fee(1)
2.375% Senior Notes Due 2018	U.S.$	1,000,000,000	U.S.$	128,800
3.875% Senior Notes Due 2023	U.S.$	750,000,000	U.S.$	96,600
5.250% Senior Notes Due 2043	U.S.$	400,000,000	U.S.$	51,520

Total	U.S.$	2,150,000,000	U.S.$	276,920

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933

PROSPECTUS SUPPLEMENT

(To Prospectus Dated November 8, 2013)

Coca-Cola FEMSA, S.A.B. de C.V.

U.S.$1,000,000,000 2.375% Senior Notes due 2018

U.S.$   750,000,000 3.875% Senior Notes due 2023

U.S.$   400,000,000 5.250% Senior Notes due 2043

Guaranteed by

Propimex, S. de R.L. de C.V.

Comercializadora La Pureza de Bebidas, S. de R.L. de C.V.

Controladora Interamericana de Bebidas, S. de R.L. de C.V.

Grupo Embotellador Cimsa, S. de R.L. de C.V.

Refrescos Victoria del Centro, S. de R.L. de C.V.

Servicios Integrados Inmuebles del Golfo, S. de R.L. de C.V.

Yoli de Acapulco, S.A. de C.V.

We are offering U.S.$1,000,000,000 aggregate principal amount of our 2.375% senior notes due 2018 (the “2018 notes”), U.S.$750,000,000 aggregate principal amount of our 3.875% senior notes due 2023 (the “2023 notes”) and U.S.$400,000,000 aggregate principal amount of our 5.250% senior notes due 2043 (the “2043 notes” and, together with the 2018 notes and the 2023 notes, the “notes”).

We will pay interest on each series of notes on May 26 and November 26 of each year, beginning on May 26, 2014. The 2018 notes will mature on November 26, 2018. The 2023 notes will mature on November 26, 2023. The 2043 notes will mature on November 26, 2043.

Our wholly owned subsidiaries Propimex, S. de R.L. de C.V., Comercializadora La Pureza de Bebidas, S. de R.L. de C.V., Controladora Interamericana de Bebidas, S. de R.L. de C.V., Grupo Embotellador Cimsa, S. de R.L. de C.V., Refrescos Victoria del Centro, S. de R.L. de C.V., Servicios Integrados Inmuebles del Golfo, S. de R.L. de C.V. and Yoli de Acapulco, S.A. de C.V. (each a “Guarantor,” and collectively, the “Guarantors”) have fully, jointly and severally, irrevocably and unconditionally agreed to guarantee the payment of principal, premium, if any, interest and all other amounts in respect of the notes.

The notes will rank equally in right of payment with all of our other unsecured and unsubordinated debt obligations from time to time outstanding. The guarantees will rank equally in right of payment with all of the Guarantors’ other unsecured and unsubordinated debt obligations from time to time outstanding.

In the event of certain changes in the applicable rate of withholding taxes on interest, we may redeem the notes of any series, in whole but not in part, at a price equal to 100.0% of their principal amount plus accrued interest to the redemption date. We may redeem, in whole or in part, the notes of any series at any time by paying the greater of the principal amount of the notes to be redeemed and the applicable “make-whole” amount, plus accrued interest to the redemption date. See “Description of Notes—Redemption of Notes” in this prospectus supplement.

Application has been made to the Irish Stock Exchange for the approval of this prospectus supplement and the accompanying prospectus as listing particulars (the “Listing Particulars”). Any reference to this prospectus supplement or the accompanying prospectus does not refer to a “prospectus” as defined within Directive 2003/71/EC (the “Prospectus Directive”). Application has been made to have the notes listed on the Official List of the Irish Stock Exchange and admitted to trading on the Global Exchange Market of the Irish Stock Exchange. The Global Exchange Market is not a regulated market for the purposes of Directive 2004/39/EC. However, even if admission to listing is obtained, we will not be required to maintain it.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-13 of this prospectus supplement and page 4 of the accompanying prospectus to review risk factors you should consider before purchasing the notes.

	Price to Public(1)	Underwriting Discount	Price to Underwriters	Proceeds to Coca-Cola FEMSA(1)
2.375% Senior Notes due 2018	99.869%	0.200%	99.669%	U.S.$996,690,000
3.875% Senior Notes due 2023	98.516%	0.200%	98.316%	U.S.$737,370,000
5.250% Senior Notes due 2043	98.324%	0.200%	98.124%	U.S.$392,496,000

(1)	Plus accrued interest, if any, from November 26, 2013.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE SOLELY OUR RESPONSIBILITY AND HAVE NOT BEEN REVIEWED OR AUTHORIZED BY THE COMISIÓN NACIONAL BANCARIA Y DE VALORES (THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION, OR “CNBV”). THE TERMS AND CONDITIONS OF THIS OFFER WILL BE NOTIFIED TO THE CNBV FOR INFORMATIONAL PURPOSES ONLY AND SUCH NOTICE DOES NOT CONSTITUTE A CERTIFICATION AS TO THE INVESTMENT VALUE OF THE NOTES, OUR SOLVENCY OR THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR THEREIN. THE NOTES MAY NOT BE OFFERED OR SOLD IN MEXICO, ABSENT AN AVAILABLE EXCEPTION UNDER ARTICLE 8 OF THE LEY DEL MERCADO DE VALORES (THE MEXICAN SECURITIES MARKET LAW). IN MAKING AN INVESTMENT DECISION, ALL INVESTORS, INCLUDING ANY MEXICAN CITIZEN WHO MAY ACQUIRE NOTES FROM TIME TO TIME, MUST RELY ON THEIR OWN EXAMINATION OF US AND THE GUARANTORS.

ANY OFFER OR SALE OF NOTES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE MUST BE ADDRESSED TO QUALIFIED INVESTORS (AS DEFINED IN THE PROSPECTUS DIRECTIVE).

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company (“DTC”) against payment in New York on November 26, 2013.

Joint Lead Managers and Bookrunners

Citigroup	Goldman, Sachs & Co.	HSBC	J.P. Morgan	Mitsubishi UFJ Securities

Credit Agricole CIB	Mizuho Securities

This prospectus supplement is dated November 19, 2013

PROSPECTUS SUPPLEMENT

PROSPECTUS

We are responsible for the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. To the best of the Issuer’s knowledge (having taken all reasonable care to ensure that such is the case), the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein as of the date hereof is in accordance with the facts and contains no material omission that would affect its import. Neither we nor any of the underwriters has authorized any person to give you any other information, and neither we nor any of the underwriters takes any responsibility for any other information that others may give you. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights key information described in greater detail in this prospectus supplement or the accompanying prospectus, including the documents incorporated by reference. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference before making an investment decision.

COCA-COLA FEMSA

Our Business

We are the largest franchise bottler of Coca-Cola trademark beverages in the world. As of October 30, 2013, we operated in territories in the following countries:

•	Mexico—a substantial portion of central Mexico, the southeast and northeast of Mexico (including the Gulf region).

•	Central America—Guatemala (Guatemala City and surrounding areas), Nicaragua (nationwide), Costa Rica (nationwide) and Panama (nationwide).

•	Colombia—most of the country.

•	Venezuela—nationwide.

•

Brazil—the area of greater São Paulo, Campinas, Santos, the state of Mato Grosso do Sul, the state of Paraná, part of the state of Minas Gerais, part of the state of Rio de Janeiro and part of the state of Goiás.

•	Argentina—Buenos Aires and surrounding areas.

•	Philippines—nationwide (together with The Coca-Cola Company).

Our company was organized on October 30, 1991 as a sociedad anónima de capital variable (a variable capital stock corporation) under the laws of Mexico with a duration of 99 years. On December 5, 2006, as required by amendments to the Mexican Securities Market Law, we became a sociedad anónima bursátil de capital variable (a listed variable capital stock corporation). Our legal name is Coca-Cola FEMSA, S.A.B. de C.V. Our principal executive offices are located at Calle Mario Pani No. 100, Colonia Santa Fe Cuajimalpa, Delegación Cuajimalpa de Morelos, 05348, México D.F., México. Our telephone number at this location is (52-55) 1519-5000. Our website is www.coca-colafemsa.com.

The following is an overview of our operations by reporting segment in 2012.

Operations by Reporting Segment—Overview

Year Ended December 31, 2012

	Total Revenues (millions of Mexican pesos)	Percentage of Total Revenues	Gross Profit (millions of Mexican pesos)	Percentage of Gross Profit
Mexico and Central America(1)	66,141	44.8%	31,643	46.1%
South America(2) (excluding Venezuela)	54,821	37.1%	23,667	34.5%
Venezuela	26,777	18.1%	13,320	19.4%

Consolidated	147,739	100.0%	68,630	100.0%

(1)	Includes Mexico, Guatemala, Nicaragua, Costa Rica and Panama. Includes results of Grupo Fomento Queretano, S.A.P.I. de C.V. (“Foque”) from May 2012.
(2)	Includes Colombia, Brazil and Argentina.

The following map shows our territories, giving estimates in each case of the population to which we offer products, the number of retailers of our beverages and the per capita consumption of our beverages as of October 30, 2013:

Per capita consumption data for a territory is determined by dividing total beverage sales volume within the territory (in bottles, cans, and fountain containers) by the estimated population within such territory, and is expressed on the basis of the number of eight-ounce servings of our products consumed annually per capita. In evaluating the development of local volume sales in our territories and to determine product potential, we and The Coca-Cola Company measure, among other factors, the per capita consumption of all our beverages.

Our Products

We produce, market, sell and distribute Coca-Cola trademark beverages. The Coca-Cola trademark beverages include: sparkling beverages (colas and flavored sparkling beverages), waters, and still beverages (including juice drinks, coffee, teas, milk, value-added dairy and isotonic). The following table sets forth our main brands as of December 31, 2012:

Colas:	Mexico and Central America(1)	South America(2)	Venezuela
Coca-Cola	✓	✓	✓
Coca-Cola Light	✓	✓	✓
Coca-Cola Zero	✓	✓

Flavored sparkling beverages:	Mexico and Central America(1)	South America(2)	Venezuela
Ameyal	✓
Canada Dry	✓
Chinotto			✓
Crush		✓
Escuis	✓
Fanta	✓	✓
Fresca	✓
Frescolita	✓		✓
Hit			✓
Kist	✓
Kuat		✓
Lift	✓
Mundet	✓
Quatro		✓
Schweppes	✓	✓	✓
Simba		✓
Sprite	✓	✓
Victoria	✓
Yoli	✓

Water:	Mexico and Central America(1)	South America(2)	Venezuela
Alpina	✓
Aquarius(3)		✓
Bonaqua		✓
Brisa		✓
Ciel	✓
Crystal		✓
Dasani	✓
Manantial		✓
Nevada			✓

Other Categories:	Mexico and Central America(1)	South America(2)	Venezuela
Cepita		✓
Del Prado(4)	✓
Estrella Azul(5)	✓
FUZE Tea	✓		✓
Hi-C(6)	✓	✓
Leche Santa Clara(5)	✓
Jugos del Valle(7)	✓	✓	✓
Matte Leao(8)		✓
Powerade(9)	✓	✓	✓
Valle Frut(10)	✓	✓	✓

(1)	Includes Mexico, Guatemala, Nicaragua, Costa Rica and Panama.
(2)	Includes Colombia, Brazil and Argentina.
(3)	Flavored water. In Brazil, also flavored sparkling beverage.
(4)	Juice-based beverage in Central America.
(5)	Milk and value-added dairy and juices.
(6)	Juice-based beverage. Includes Hi-C Orangeade in Argentina.
(7)	Juice-based beverage.
(8)	Ready to drink tea.
(9)	Isotonic.
(10)	Orangeade. Includes Del Valle Fresh in Costa Rica, Nicaragua, Panama, Colombia and Venezuela.

Sales Overview

We measure total sales volume in terms of unit cases. “Unit case” refers to 192 ounces of finished beverage product (24 eight-ounce servings) and, when applied to soda fountains, refers to the volume of syrup, powders and concentrate that is required to produce 192 ounces of finished beverage product. The following table illustrates our historical sales volume for each of our territories.

	Sales Volume Year Ended December 31,
	2012	2011	2010
	(millions of unit cases)
Mexico and Central America
Mexico(1)	1,720.3	1,366.5	1,242.3
Central America(2)	151.2	144.3	137.0
South America (excluding Venezuela)
Colombia	255.8	252.1	244.3
Brazil(3)	494.2	485.3	475.6
Argentina	217.0	210.7	189.3
Venezuela	207.7	189.8	211.0

Consolidated Volume	3,046.2	2,648.7	2,499.5

(1)	Includes results of Foque from May 2012, Corporación de Los Angeles, S.A. de C.V. (“Grupo CIMSA”) from December 2011 and Administradora Acciones del Noreste S.A.P.I. de C.V. (“Grupo Tampico”) from October 2011.
(2)	Includes Guatemala, Nicaragua, Costa Rica and Panama.
(3)	Excludes beer sales volume. As of the first quarter of 2010, we began to distribute certain ready to drink products under the Matte Leao brand.

Business Strategy

We operate with a large geographic footprint in Latin America. In August 2011, we restructured our operations under two new divisions: (1) Mexico & Central America (covering certain territories in Mexico and Guatemala, and all of Nicaragua, Costa Rica and Panama) and (2) South America (covering certain territories in Brazil and Argentina, and all of Colombia and Venezuela), creating a more flexible structure to execute our strategies and extend our track record of growth. Previously, we managed our business under three divisions—Mexico, Latincentro and Mercosur. With this new business structure, we aligned our business strategies more efficiently, ensuring a faster introduction of new products and categories, and a more rapid and effective design and deployment of commercial models.

One of our goals is to maximize growth and profitability to create value for our shareholders. Our efforts to achieve this goal are based on: (1) transforming our commercial models to focus on our customers’ value potential and using a value-based segmentation approach to capture the industry’s value potential; (2) implementing multi-segmentation strategies in our major markets to target distinct market clusters divided by consumption occasion, competitive intensity and socioeconomic levels; (3) implementing well-planned product, packaging and pricing strategies through different distribution channels; (4) driving product innovation along our different product categories; (5) developing new businesses and distribution channels; and (6) achieving the full operating potential of our commercial models and processes to drive operational efficiencies throughout our company. In furtherance of these efforts, we intend to continue to focus on, among other initiatives, the following:

•

working with The Coca-Cola Company to develop a business model to continue exploring and participating in new lines of beverages, extending existing product lines and effectively advertising and marketing our products;

•	developing and expanding our still beverage portfolio through innovation, strategic acquisitions and by entering into agreements to acquire companies with The Coca-Cola Company;

•	expanding our bottled water strategy with The Coca-Cola Company through innovation and selective acquisitions to maximize profitability across our market territories;

•

strengthening our selling capabilities and go-to-market strategies, including pre-sale, conventional selling and hybrid routes, in order to get closer to our clients and help them satisfy the beverage needs of consumers;

•	implementing selective packaging strategies designed to increase consumer demand for our products and to build a strong returnable base for the Coca-Cola brand;

•	replicating our best practices throughout the value chain;

•	rationalizing and adapting our organizational and asset structure in order to be in a better position to respond to a changing competitive environment;

•	committing to building a multi-cultural collaborative team, from top to bottom; and

•	broadening our geographic footprint through organic growth and strategic joint ventures, mergers and acquisitions.

We seek to increase per capita consumption of our products in the territories in which we operate. To that end, our marketing teams continuously develop sales strategies tailored to the different characteristics of our various territories and distribution channels. We continue to develop our product portfolio to better meet market demand and maintain our overall profitability. To stimulate and respond to consumer demand, we continue to introduce new categories, products and presentations. In addition, because we view our relationship with The Coca-Cola Company as integral to our business, we use market information systems and strategies developed with The Coca-Cola Company to improve our business and marketing strategies.

We also continuously seek to increase productivity in our facilities through infrastructure and process reengineering for improved asset utilization. Our capital expenditure program includes investments in production and distribution facilities, bottles, cases, coolers and information systems. We believe that this program will allow us to maintain our capacity and flexibility to innovate and to respond to consumer demand for our products.

We focus on management quality as a key element of our growth strategy and remain committed to fostering the development of quality management at all levels. Both Fomento Económico Mexicano, S.A.B. de C.V. (“FEMSA”) and The Coca-Cola Company provide us with managerial experience. To build upon these skills, the board of directors has allocated a portion of our operating budget to pay for management training programs designed to enhance our executives’ abilities and provide a forum for exchanging experiences, know-how and talent among an increasing number of multinational executives from our new and existing territories.

Sustainable development is a comprehensive part of our strategic framework for business operation and growth. We base our efforts in our Corporate Values and Ethics. We focus on three core areas, (i) our people, by encouraging the development of our employees and their families; (ii) our communities, by promoting development in the communities we serve, an attitude of health, self-care, adequate nutrition and physical activity, and evaluating the impact of our value chain; and (iii) our planet, by establishing guidelines that we believe will result in efficient use of natural resources to minimize the impact that our operations might have on the environment and create a broader awareness of caring for our environment.

Recent Developments

Merger with Grupo Yoli, S.A. de C.V.

In May 2013, we closed our merger with Grupo Yoli, S.A. de C.V. (“Grupo Yoli”). Grupo Yoli operates mainly in the state of Guerrero, Mexico as well as in parts of the state of Oaxaca, Mexico. Grupo Yoli sold approximately 99 million unit cases in 2012. The aggregate enterprise value of this transaction was Ps.8,806 million. As a result of the merger, we issued approximately 42.4 million new Series L shares to the shareholders of Grupo Yoli. Through this transaction, we acquired an additional 10.1% stake in Promotora Industrial Azucarera, S.A. de C.V., a participant in the Mexican sugar industry, for a total stake of more than 36.0%. We started integrating the results of Grupo Yoli in our financial statements in June 2013.

Mexican Peso-Denominated Bonds (Certificado Bursátil)

On May 24, 2013, we issued a 5.46% Mexican peso-denominated bond (certificado bursátil) due in May 2023 in the Mexican market, in an aggregate amount of Ps.7,500 million. The Mexican peso-denominated bond is guaranteed by the Guarantors.

Acquisition of Companhia Fluminense de Refrigerantes

In August 2013, we closed our acquisition of Companhia Fluminense de Refrigerantes S.A. (“Fluminense”). Fluminense operates in parts of the states of Minas Gerais, Rio de Janeiro, and São Paulo, Brazil. Fluminense sold approximately 56.6 million unit cases in the twelve months ended

March 31, 2013. The aggregate enterprise value of this transaction was U.S.$448 million. Through this transaction, we acquired an additional stake in Leão Alimentos e Bebidas Ltda. (“Leão Alimentos”), a leading non-carbonated beverage distributor in Brazil, which increased our ownership from 19.0% to 20.2%. We started integrating the results of Fluminense in our financial statements in September 2013.

Bilateral Loan Agreement

On August 29, 2013, we entered into a Term Loan Agreement for a loan in the amount of U.S.$500 million. The maturity date of the loan is August 30, 2016. The loan is guaranteed by the Guarantors.

Syndicated Loan Agreement

On August 29, 2013, we entered into a Credit and Guaranty Agreement with certain financial institutions for a loan in the amount of U.S.$1,500 million, which was disbursed on October 11, 2013 and matures on August 29, 2018. The loan is guaranteed by the Guarantors.

Acquisition of Spaipa S.A. Indústria Brasileira de Bebidas

In October 2013, we closed our acquisition of Spaipa S.A. Indústria Brasileira de Bebidas (“Spaipa”). Spaipa operates in the state of Paraná, Brazil and more than half of the state of São Paulo, Brazil. Spaipa sold approximately 233.3 million unit cases in the twelve months ended June 30, 2013. The aggregate enterprise value of this transaction was U.S.$1,855 million. Through this transaction, we acquired an additional stake in Leão Alimentos, a leading non-carbonated beverage distributor in Brazil, which increased our ownership from 20.2% to 26.1%. We will start integrating the results of Spaipa in our financial statements in November 2013.

Appointment of New Chief Executive Officer

On October 24, 2013, we announced that our Board of Directors had appointed John Santa María Otazua as our Chief Executive Officer, effective January 1, 2014. Mr. Santa María is currently Chief Operating Officer of our South America Division and succeeds Mr. Carlos Salazar Lomelín, who has served as our CEO since 2000. Over the past 18 years, Mr. Santa María has held important operational and strategic roles within our company and has served in significant roles related to various strategic projects of our company. Mr. Santa María holds a degree in Business Administration and an MBA with a major in Finance from Southern Methodist University in Dallas, Texas.

SUMMARY OF THE OFFERING

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete description of the terms and conditions of the notes, see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Coca-Cola FEMSA, S.A.B. de C.V.

Guarantors	Propimex, S. de R.L. de C.V., Comercializadora La Pureza de Bebidas, S. de R.L. de C.V., Controladora Interamericana de Bebidas, S. de R.L. de C.V., Grupo Embotellador Cimsa, S. de R.L. de C.V., Refrescos Victoria del Centro, S. de R.L. de C.V., Servicios Integrados Inmuebles del Golfo, S. de R.L. de C.V. and Yoli de Acapulco, S.A. de C.V.

Notes Offered	U.S.$1,000,000,000 aggregate principal amount of 2.375% senior notes due 2018.

U.S.$750,000,000 aggregate principal amount of 3.875% senior notes due 2023.

U.S.$400,000,000 aggregate principal amount of 5.250% senior notes due 2043.

Issue Price	99.869%, plus accrued interest, if any, from November 26, 2013, for the 2018 notes.

98.516%, plus accrued interest, if any, from November 26, 2013, for the 2023 notes.

98.324%, plus accrued interest, if any, from November 26, 2013, for the 2043 notes.

Issue Date	The notes will be issued on November 26, 2013.

Maturity	The 2018 notes will mature on November 26, 2018.

The 2023 notes will mature on November 26, 2023.

The 2043 notes will mature on November 26, 2043.

Interest Rate	The 2018 notes will bear interest at the rate of 2.375% per year from November 26, 2013.

The 2023 notes will bear interest at the rate of 3.875% per year from November 26, 2013.

The 2043 notes will bear interest at the rate of 5.250% per year from November 26, 2013.

Interest Payment Dates	Interest on each series of notes will be payable on May 26 and November 26 of each year, beginning on May 26, 2014.

Guarantees	Payments of principal, premium, if any, interest and additional amounts due under the notes and all amounts otherwise due under the indenture will be fully, jointly and severally, irrevocably and unconditionally guaranteed by the Guarantors.

Ranking	The notes will be our senior unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other senior unsecured and unsubordinated obligations. The guarantees will be the unsecured and unsubordinated obligation of the Guarantors and will rank equally in right of payment with all other existing and future unsecured and unsubordinated obligations of the Guarantors. The notes and the guarantees will be effectively subordinated to all of our and the Guarantors’ existing and future secured obligations and to all existing and future liabilities of our subsidiaries other than the Guarantors. The notes do not restrict our ability or the ability of the Guarantors or our other subsidiaries to incur additional indebtedness in the future.

As of June 30, 2013, we had, on an unconsolidated basis (parent company only), unsecured and unsubordinated indebtedness of approximately Ps.35,032 million (U.S.$2,696 million). In addition, as of June 30, 2013, the Guarantors collectively had, on an unconsolidated basis, unsecured and unsubordinated indebtedness and guarantees of parent company and subsidiary indebtedness of approximately Ps.35,032 million (U.S.$2,696 million). As of June 30, 2013, our subsidiaries other than the Guarantors had indebtedness of approximately Ps.2,748 million (U.S.$212 million).

Use of Proceeds	We intend to use the net proceeds from the sale of the notes for general corporate purposes, including the partial refinancing of our outstanding debt. See “Use of Proceeds” and “Capitalization” in this prospectus supplement.

Further Issuances	We may, from time to time without the consent of holders of the notes of a series, issue additional notes on substantially the same terms and conditions as the notes of that series, which additional notes will increase the aggregate principal amount of, and will be consolidated and form a single series with, the notes of that series.

Payment of Additional Amounts

If you are not a resident of Mexico for tax purposes, payments of interest on the notes to you will generally be subject to Mexican withholding tax at a rate of 4.9%. See “Taxation—Mexican Tax Considerations” in this prospectus supplement and in the accompanying prospectus. We will pay additional amounts in respect of those payments of interest so that the amount you receive after Mexican withholding tax is paid equals the amount that you would have received if no such Mexican withholding tax had been applicable, subject to some exceptions as described under “Description of Notes—Payment of Additional Amounts” in this prospectus supplement and “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

Optional Redemption	We may redeem any of the notes of any series at any time in whole or in part by paying the greater of the principal amount of the notes to be redeemed and the applicable “make-whole” amount, plus accrued interest to the redemption date, as described under “Description of Notes—Redemption of Notes” in this prospectus supplement and “Description of Debt Securities—Redemption of Debt Securities” in the accompanying prospectus.

Tax Redemption	We may redeem the notes of any series, in whole but not in part, at any time at a price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, if, as a result of certain changes in tax laws applicable to payments under the notes, there is an increase in the additional amounts we are obligated to pay under the notes, as described under “Description of Notes—Tax Redemption” in this prospectus supplement and “Description of Debt Securities—Tax Redemption” in the accompanying prospectus.

Listing	Application has been made to list the notes on the Official List of the Irish Stock Exchange and to have the notes admitted to trading on the Global Exchange Market of the Irish Stock Exchange. However, even if admission to listing is obtained, we will not be required to maintain it.

CUSIP	The CUSIP for the 2018 notes is 191241 AG3.

The CUSIP for the 2023 notes is 191241 AE8.

The CUSIP for the 2043 notes is 191241 AF5.

ISIN	The ISIN for the 2018 notes is US191241AG32.

The ISIN for the 2023 notes is US191241AE83.

The ISIN for the 2043 notes is US191241AF58.

Form and Denominations	The notes will be issued only in registered form without coupons and in minimum denominations of U.S.$150,000 and integral multiples of U.S.$2,000 in excess thereof.

Trustee, Security Registrar, Paying Agent and Transfer Agent	The Bank of New York Mellon.

Irish Paying Agent	The Bank of New York Mellon SA/NV, Dublin Branch.

Governing Law	The indenture is, and the supplemental indenture relating to the notes will be, governed by the laws of the State of New York.

Risk Factors	Before making an investment decision, prospective purchasers of notes should consider carefully all of the information included in this prospectus supplement and the accompanying prospectus, including, in particular, the information under “Risk Factors” in this prospectus supplement and the accompanying prospectus.

PRESENTATION OF FINANCIAL INFORMATION

This prospectus supplement incorporates by reference our audited consolidated statements of financial position as of December 31, 2012 and 2011, and January 1, 2011, and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows for the years ended December 31, 2012 and 2011 (our “annual consolidated financial statements”), which are included in our report on Form 6-K filed with the SEC on November 8, 2013. This prospectus supplement also incorporates by reference our unaudited interim consolidated financial statements as of and for the six-month periods ended June 30, 2013 and 2012 (our “unaudited interim consolidated financial statements”), which are included in our report on Form 6-K filed with the SEC on November 8, 2013. See “Incorporation of Certain Documents by Reference” in this prospectus supplement.

Our audited consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) as of December 31, 2012, and our unaudited interim consolidated financial statements have been prepared in accordance with IFRS as issued by the International Accounting Standards Board as of January 1, 2013. Our audited consolidated financial statements and our unaudited interim consolidated financial statements are presented in Mexican pesos. Our date of transition to IFRS was January 1, 2011. The financial statements of our non-Mexican subsidiaries have been translated to Mexican pesos. Note 3.3 to our audited consolidated financial statements describes how we translate the financial statements of our non-Mexican subsidiaries.

References herein to “Mexican pesos” or “Ps.” are to the lawful currency of Mexico. References herein to “U.S. dollars” or “U.S.$” are to the lawful currency of the United States.

This prospectus supplement contains translations of various Mexican peso amounts into U.S. dollars at specified rates solely for your convenience. You should not construe these translations as representations by us that the Mexican peso amounts actually represent the U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated. Unless otherwise indicated, we have translated U.S. dollar amounts from Mexican pesos at the exchange rate of Ps.12.99 to U.S.$1.00, which was the rate reported by Banco de México (the Bank of Mexico) for June 30, 2013, as published in the Diario Oficial de la Federación (the Official Gazette of the Federation).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus supplement incorporates important information about us that is not included in or delivered with the prospectus supplement. The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	our annual report on Form 20-F for the year ended December 31, 2012, filed with the SEC on March 15, 2013 (our “2012 Form 20-F”), (SEC File No. 001-12260);

•

our annual consolidated financial statements, as amended to include the information required under Rule 3-10 of Regulation S-X in relation to the Guarantors, filed with the SEC on November 8, 2013 (SEC File No. 001-12260);

•

our report on Form 6-K reporting (i) our unaudited interim consolidated financial statements as of and for the six month periods ended June 30, 2013 and 2012; (ii) our Operating and Financial Review for the six-month periods ended June 30, 2013 and 2012; and (iii) our results as of September 30, 2013 and for the three-and nine-month periods ended September 30, 2013 and 2012, filed with the SEC on November 8, 2013 (SEC File No. 001-12260);

•

any future annual reports on Form 20-F filed with the SEC under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this prospectus supplement and prior to the termination of the offering of the securities offered by this prospectus supplement; and

•

any future reports on Form 6-K that we file with, or furnish to, the SEC after the date of this prospectus supplement and prior to the termination of the offering of debt securities offered by this prospectus supplement that are identified in such reports as being incorporated by reference in our Registration Statement on Form F-3 (SEC File No. 333-187275).

Any statement contained in any of the foregoing documents shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a copy of any and all of the information that has been incorporated by reference in this prospectus supplement and that has not been delivered with this prospectus supplement, at no cost, by writing or telephoning us at Calle Mario Pani No. 100, Colonia Santa Fe Cuajimalpa, Delegación Cuajimalpa de Morelos 05348, México D.F., México, Attention: Investor Relations, telephone (5255) 1519-5120.

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings we make electronically will be available to the public over the Internet at the SEC’s web site at www.sec.gov.

Any future annual reports or future reports on Form 6-K will not form a part of the Listing Particulars for purposes of listing on the Irish Stock Exchange.

RISK FACTORS

You should refer to the risk factors discussed under “Risk Factors” in the accompanying prospectus and “Item 3—Risk Factors” in our 2012 Form 20-F incorporated by reference in this prospectus supplement.

Risks Related to the Notes

There May Not Be a Liquid Trading Market for the Notes

Application has been made to list the notes on the Official List of the Irish Stock Exchange and for trading on the Global Exchange Market in accordance with the rules and regulations of the Irish Stock Exchange. The notes are new securities, and prior to this offering, there has been no established market for the notes. The underwriters have advised us that they intend to make a market in the notes, but the underwriters are not obligated to do so. The underwriters may discontinue any market making in the notes at any time, in their sole discretion. If an active market for the notes does not develop, the price of the notes and the ability of a holder of notes to find a ready buyer will be adversely affected. As such, we cannot assure you as to the liquidity of any trading market for the notes.

Our Consolidated Financial Statements Include Financial Information from Our Guarantors and Our Non-guarantor Subsidiaries

Our consolidated financial statements include financial information from our Guarantors and our non-guarantor subsidiaries. Our non-guarantor subsidiaries represented a material amount of our net assets for the year ended December 31, 2012 and, therefore, our audited consolidated financial information may be of limited use in assessing the financial position of the Guarantors.

Risks Related to Mexico and the Other Countries in Which We Operate

Legislative Changes Imposing a Tax on Certain Beverages in Mexico Could Adversely Affect Our Business

A government initiative to amend the Ley del Impuesto Especial Sobre Producción y Servicios by imposing a special tax on the production and sale of beverages with added sugar, at the rate of Ps. 1.00 per liter, has been approved by the Mexican Congress. This amendment is expected to be effective as of January 2014. We will work to take the necessary measures with respect to our operating structure and portfolio in order to maintain the profitability of our business, however we cannot assure you that these measures will have the desired effect and, as a result, the imposition of this tax on certain of our products may have a material adverse effect on our business, financial condition, prospects and results.

RATIO OF EARNINGS TO FIXED CHARGES

Coca-Cola FEMSA, S.A.B. de C.V. and Subsidiaries

Computation of Ratio of Earnings to Fixed Charges

Amounts in Millions of Mexican Pesos, Except Ratios

IFRS	For the Six Months Ended June 30, 2013		For the Year Ended December 31, 2012
Earnings available for fixed charges:
Income before income taxes and share of the profit of associates and joint ventures accounted for using the equity method	Ps.	7,624	Ps.	19,992
Share of the profit of associates and joint ventures accounted for using the equity method, net of taxes		212		180
Plus:
Total fixed charges		1,296		2,222
Amortization of capitalized interest		1		14
Less:
Capitalized interest		(26)		(38)
Non-controlling interest		(118)		(565)
	Ps.	8,988	Ps.	21,805

Fixed Charges:
Interest expense, net		1,192		1,955
Capitalized interest		(26)		(38)
Interest portion of rental expenses		77		229
Total fixed charges	Ps.	1,296	Ps.	2,222

Ratio of earnings to fixed charges		6.94		9.81

EXCHANGE RATES

Mexico has a free market for foreign exchange, and the Mexican government allows the Mexican peso to float freely against the U.S. dollar. We cannot assure you that the Mexican government will maintain its current policies with regard to the Mexican peso or that the Mexican peso will not depreciate or appreciate significantly in the future.

The following table sets forth, for the periods indicated, the high, low, average and period-end noon buying rates in New York City for cable transfers payable in Mexican pesos published by the Federal Reserve Bank of New York, expressed in Mexican pesos per U.S. dollar. The Federal Reserve Bank of New York discontinued the publication of foreign exchange rates on December 31, 2008, and therefore, the data provided for the periods beginning January 1, 2009 are based on the rates published by the U.S. Federal Reserve Board in its H.10 Weekly Release of Foreign Exchange Rates. The rates have not been restated in constant currency units and therefore represent nominal historical figures.

Period	High	Low	Average(1)	Period End
2008	13.94	9.92	11.21	13.83
2009	15.41	12.63	13.58	13.06
2010	13.19	12.16	12.64	12.38
2011	14.25	11.51	12.43	13.95
2012	14.37	12.63	13.14	12.96
2013
May	12.78	11.98		12.78
June	13.41	12.70		12.99
July	13.04	12.50		12.86
August	13.34	12.56		13.34
September	13.43	12.74		13.16
October	13.25	12.77		13.00

(1)	Annual averages are calculated from month-end rates.

The noon buying rate published by the U.S. Federal Reserve Board for November 15, 2013 (the latest practicable date prior to the date hereof) was Ps.12.95 to U.S.$1.00.

USE OF PROCEEDS

The net proceeds from the sale of the notes, after payment of underwriting discounts and transaction expenses, are expected to be approximately U.S.$2,125,623,800. We intend to use the net proceeds from the sale of the notes for general corporate purposes, including the partial refinancing of our outstanding debt. Affiliates of the underwriters are lenders under our outstanding debt and may receive a portion of the net proceeds of the offering to refinance such debt in whole or in part.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2013 and as adjusted to reflect the issuance and sale of the notes offered hereby. The following table does not reflect debt that we incurred subsequent to June 30, 2013. See “Prospectus Supplement Summary—Coca-Cola FEMSA—Recent Developments” in this prospectus supplement for a description of the material debt we have incurred since June 30, 2013.

U.S. dollar amounts in the table are presented solely for your convenience using the exchange rate of Ps.12.99 to U.S.$1.00, which was the rate reported by the Bank of Mexico for June 30, 2013, as published in the Official Gazette of the Federation.

	As of June 30, 2013
	Actual				As adjusted
	(millions of Mexican pesos)		(millions of U.S. dollars)		(millions of Mexican pesos)		(millions of U.S. dollars)
Short-term bank loans and notes payable	Ps.	4,339	U.S.$	334	Ps.	4,339	U.S.$	334
Current portion of non-current debt		3,655		281		3,655		281

Total short-term debt and current portion of long-term debt		7,994		615		7,994		615

Long-term bank loans		10,823		833		10,823		833
Long-term notes		18,963		1,460		18,963		1,460
28-day TIIE+13 bps Mexican Peso-Denominated Bond due 2016		2,519		194		2,519		194
8.27% Mexican Peso-Denominated Bond due 2021		2,495		192		2,495		192
5.46% Mexican Peso-Denominated Bond due 2023		7,491		577		7,491		577
Yankee Bond (4.625% Senior Notes due 2020)		6,458		497		6,458		497

2.375% Senior Notes due 2018 offered hereby		—		—		13,024		1,002

3.875% Senior Notes due 2023 offered hereby		—		—		9,768		752

5.250% Senior Notes due 2043 offered hereby		—		—		5,209		401

Total long-term bank loans and notes payable		29,786		2,293		57,786		4,448

Bank loans and notes payable	Ps.	37,780	U.S.$	2,908	Ps.	65,781	U.S.$	5,063

Equity:
Non-controlling interest	Ps.	3,058	U.S.$	235	Ps.	3,058	U.S.$	235
Controlling interest:
Capital stock and additional paid-in capital		43,538		3,351		43,538		3,351
Retained earnings		63,892		4,918		63,892		4,918
Cumulative other comprehensive loss		(2,176)		(167)		(2,176)		(167)

Equity attributable to equity holders of the Company		105,254		8,102		105,254		8,102

Total equity		108,312		8,337		108,312		8,337

Total capitalization(1)		146,092		11,238		174,093		13,400

(1)	Represents total debt (short-term and long-term debt) plus total equity.

As of June 30, 2013, we had, on an unconsolidated basis (parent company only), unsecured and unsubordinated indebtedness of approximately Ps.35,032 million (U.S.$2,696 million). In addition, as of June 30, 2013, the Guarantors collectively had, on an unconsolidated basis, unsecured and unsubordinated indebtedness and guarantees of parent company and subsidiary indebtedness of approximately Ps.35,032 million (U.S.$2,696 million). As of June 30, 2013, our subsidiaries other than the Guarantors had indebtedness of approximately Ps.2,748 million (U.S.$212 million).

DESCRIPTION OF NOTES

The following description of the specific terms and conditions of the notes supplements the description of the general terms and conditions set forth under “Description of Debt Securities” in the accompanying prospectus. It is important for you to consider the information contained in the accompanying prospectus and this prospectus supplement before making an investment in the notes. If any specific information regarding the notes in this prospectus supplement is inconsistent with the more general terms and conditions of the notes described in the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

In this section of this prospectus supplement, references to “we,” “us” and “our” are to Coca-Cola FEMSA, S.A.B. de C.V. only and do not include our subsidiaries or affiliates. References to the “Guarantors” are to Propimex, S. de R.L. de C.V., Comercializadora La Pureza de Bebidas, S. de R.L. de C.V., Controladora Interamericana de Bebidas, S. de R.L. de C.V., Grupo Embotellador Cimsa, S. de R.L. de C.V., Refrescos Victoria del Centro, S. de R.L. de C.V., Servicios Integrados Inmuebles del Golfo, S. de R.L. de C.V. and Yoli de Acapulco, S.A. de C.V., which are our wholly owned subsidiaries and the guarantors of the notes. References to “holders” mean those who have notes registered in their names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes issued in book-entry form through DTC or in notes registered in street name. Owners of beneficial interests in the notes should refer to “Form of Notes, Clearing and Settlement” in this prospectus supplement and “Form of Securities, Clearing and Settlement” in the accompanying prospectus.

The 2018 notes, the 2023 notes and the 2043 notes will constitute separate series of notes. The discussion of provisions of the notes, including, among others, “—Redemption of Notes” below and “Description of the Debt Securities—Defaults, Remedies and Waiver of Defaults,” “—Modification and Waiver” and “—Defeasance” in the accompanying prospectus, applies to each series separately.

General

Base Indenture and Supplemental Indenture

The notes will be issued under a base indenture, dated as of February 5, 2010 (as amended and supplemented by the First Supplemental Indenture dated as of February 5, 2010, the Second Supplemental Indenture dated as of April 1, 2011, the Third Supplemental Indenture dated as of September 6, 2013 and the Fourth Supplemental Indenture dated as of October 18, 2013, “the base indenture”), and under an additional supplemental indenture in respect of the notes. References to the “indenture” are to the base indenture as supplemented by the applicable supplemental indentures. The indenture is an agreement by and among us, Propimex, S. de R.L. de C.V., Comercializadora La Pureza de Bebidas, S. de R.L. de C.V., Controladora Interamericana de Bebidas, S. de R.L. de C.V., Grupo Embotellador Cimsa, S. de R.L. de C.V., Refrescos Victoria del Centro, S. de R.L. de C.V., Servicios Integrados Inmuebles del Golfo, S. de R.L. de C.V. and Yoli de Acapulco, S.A. de C.V., as guarantors, The Bank of New York Mellon, as trustee, and The Bank of New York Mellon SA/NV, Dublin Branch, as Irish paying agent.

The notes will be guaranteed by the Guarantors. Among the Guarantors, Propimex, S. de R.L. de C.V. and Controladora Interamericana de Bebidas, S. de R.L. de C.V. are our significant subsidiaries.

Trustee

The trustee has the following two main roles:

•	First, the trustee can enforce your rights against us if we default in respect of the notes and any of the Guarantors if it defaults in respect of the guarantees. There are some limitations on the extent to which the trustee acts on your behalf, which are described under “Description of Debt Securities—Defaults, Remedies and Waiver of Defaults” in the accompanying prospectus.

•	Second, the trustee performs administrative duties for us, such as making interest payments and sending notices to holders of notes.

Principal and Interest

The aggregate principal amount of the 2018 notes will initially be U.S.$1,000,000,000. The 2018 notes will mature on November 26, 2018. The 2018 notes will bear interest at a rate of 2.375% per year from November 26, 2013.

The aggregate principal amount of the 2023 notes will initially be U.S.$750,000,000. The 2023 notes will mature on November 26, 2023. The 2023 notes will bear interest at a rate of 3.875% per year from November 26, 2013.

The aggregate principal amount of the 2043 notes will initially be U.S.$400,000,000. The 2043 notes will mature on November 26, 2043. The 2043 notes will bear interest at a rate of 5.250% per year from November 26, 2013.

Interest on each series of notes will be payable on May 26 and November 26 of each year, beginning on May 26, 2014, to the holders in whose names the notes are registered at the close of business on May 12 or November 12 immediately preceding the related interest payment date.

We will pay interest on the notes on the interest payment dates stated above and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date. We will compute interest on the notes on the basis of a 360-day year consisting of twelve 30-day months.

“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is (a) not a day on which banking institutions in New York City or Mexico City generally are authorized or obligated by law, regulation or executive order to close and (b) in the case of notes issued in certificated form, a day on which banks and financial institutions are generally open for business in New York City.

If any payment is due on the notes on a day that is not a business day, we will make the payment on the next business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original payment date. Postponement of this kind will not result in a default under the notes or the indenture, and no interest will accrue on the postponed amount from the original payment date to the next business day.

Subsidiary Guarantors

Each of the Guarantors will fully, jointly and severally, irrevocably and unconditionally guarantee the full and punctual payment of principal, premium, if any, interest, additional amounts and any other amounts that may become due and payable by us in respect of the notes and the indenture. If we fail to pay any such amount, you may seek payment from the Guarantors of any amount that is due and required to be paid.

If any such payments are subject to withholding for or on account of any taxes, duties, assessments or other governmental charges imposed with respect to that payment by a Mexican taxing authority, the Guarantors will pay additional amounts to the holders of the notes so that the net amount received equals the amount that would have been received absent such withholding, as described in, and subject to the limitations set forth in, “—Payment of Additional Amounts” and “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

Ranking of the Notes and the Guarantees

The notes will not be secured by any of our assets or properties. As a result, by owning the notes, you will be one of our unsecured creditors. The notes will not be subordinated to any of our other unsecured obligations. In the event of a bankruptcy or liquidation proceeding against us, the notes would rank equally in right of payment with all our other unsecured and unsubordinated obligations. As of June 30, 2013, we had, on an unconsolidated basis (parent company only), unsecured and unsubordinated indebtedness of approximately Ps.35,032 million (U.S.$2,696 million).

The Guarantors’ guarantees of the notes will not be secured by any of its assets or properties. As a result, if any of the Guarantors is required to pay under its guarantee, holders of the notes would be unsecured creditors of such Guarantor. The guarantees will not be subordinated to any of the Guarantors’ other unsecured obligations. In the event of a bankruptcy or liquidation proceeding against a Guarantor, the guarantee of such Guarantor would rank equally in right of payment with all of such Guarantor’s other unsecured and unsubordinated obligations. As of June 30, 2013, the Guarantors collectively had, on an unconsolidated basis, unsecured and unsubordinated obligations under indebtedness and guarantees of parent company and subsidiary indebtedness of approximately Ps.35,032 million (U.S.$2,696 million).

In addition, as of June 30, 2013, our subsidiaries other than the Guarantors had indebtedness of approximately Ps.2,748 million (U.S.$212 million). Claims of creditors of our subsidiaries, including trade creditors and bank and other lenders, will have priority over the holders of the notes in claims to assets of our subsidiaries.

Stated Maturity and Maturity

The day on which the principal amount of the notes of a series is scheduled to become due is called the “stated maturity” of the principal of the notes of that series. On the stated maturity of the principal for the notes, the full principal amount of the notes will become due and payable. The principal may become due before the stated maturity by reason of redemption or acceleration after a default. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the dates when interest payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of the notes without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Form and Denominations

The notes of each series will be issued only in fully registered book-entry form without coupons in minimum denominations of U.S.$150,000 and integral multiples of U.S.$2,000 in excess thereof.

Except in limited circumstances, the notes will be issued in the form of global notes. See “Form of Securities, Clearing and Settlement—Global Securities” in the accompanying prospectus.

Further Issues

We reserve the right, from time to time without the consent of holders of the notes of any series, to issue additional notes of a series on terms and conditions identical to those of the notes of that series (except for issue date, issue price and the date from which interest will accrue and, if applicable, first to be paid), which additional notes will increase the aggregate principal amount of, and will be consolidated and form a single series with the notes of that series.

Payment of Additional Amounts

We are required by Mexican law to deduct Mexican withholding taxes from payments of interest to investors who are not residents of Mexico for tax purposes as described under “Taxation—Mexican Tax Considerations.”

Subject to the limitations and exceptions described in “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus, we will pay to holders of the notes all additional amounts that may be necessary so that every net payment of interest or principal or premium, if any, to the holder will not be less than the amount provided for in the notes. By net payment, we mean the amount that we or our paying agent will pay the holder after we deduct or withhold an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed with respect to that payment by a Mexican taxing authority. See “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

In addition, we will not pay additional amounts to or on behalf of any holder or beneficial owner for or on account of any tax, duty, assessment or other governmental charge imposed on or in respect of any of the notes pursuant to Sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”), and any current and future regulations or official interpretations thereof (“FATCA”), any treaty, law, regulation or other official guidance enacted by any taxing jurisdiction implementing FATCA, or any agreement between us and the United States or any authority thereof entered into for FATCA purposes.

Any references in this prospectus supplement to principal, premium, if any, interest or other amounts payable in respect of the notes by us will be deemed to also refer to any additional amounts that may be payable in accordance with the provisions described under “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

Redemption of Notes

We will not be permitted to redeem the notes before their stated maturity, except as set forth below. The notes will not be entitled to the benefit of any sinking fund (meaning that we will not deposit money on a regular basis into any separate account to repay your notes). In addition, you will not be entitled to require us to repurchase your notes from you before the stated maturity.

Optional Redemption With “Make-Whole” Amount

We will have the right at our option to redeem the notes of any series in whole or in part, at any time or from time to time prior to their maturity, on at least 30 days’ but not more than 60 days’ notice, at a redemption price equal to the greater of (1) 100.0% of the principal amount of the notes to be redeemed and (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the

Treasury Rate plus 20 basis points, in the case of the 2018 notes and the 2023 notes, or 25 basis points, in the case of the 2043 notes, plus in each case accrued interest on the principal amount of the notes being redeemed to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such series of notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations quoted to an entity selected by us for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if such entity obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, a Primary Treasury Dealer (as defined below) selected by Mitsubishi UFJ Securities (USA), Inc. and Mizuho Securities USA Inc., or their respective affiliates which are primary U.S. government securities dealers; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by an entity selected by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to an entity selected by us by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third business day preceding such redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued interest to the redemption date on the notes to be redeemed on such date. If less than all of the notes of any series are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate or in accordance with the applicable procedures of DTC.

Tax Redemption

We will have the right to redeem the notes of any series, in whole but not in part, at any time at a price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, if, as a result of certain changes in tax laws applicable to payments under the notes, there is an increase in the additional amounts we are obligated to pay under the notes. See

“Description of Debt Securities—Optional Redemption—Redemption for Taxation Reasons” in the accompanying prospectus.

Covenants

Holders of the notes will benefit from certain covenants contained in the indenture and affecting our ability to incur liens to secure debt, enter into sale and leaseback transactions, merge or consolidate with other entities and take other specified actions, as well as requiring us to provide certain reports or information to holders of notes.

Limitation on Liens

We may not, and we may not allow any of our significant subsidiaries to, create, incur, issue or assume any liens on our or their respective property to secure debt where the debt secured by such liens would exceed an aggregate amount equal to the greater of (1) U.S.$1 billion and (2) 20.0% of our Consolidated Net Tangible Assets less, in each case, the aggregate amount of attributable debt of us and our significant subsidiaries pursuant to the first bullet point under “—Limitation on Sales and Leasebacks,” unless we secure the notes equally with, or prior to, the debt secured by such liens. This restriction will not, however, apply to the following:

•

liens on property acquired and existing on the date the property was acquired or arising after such acquisition pursuant to contractual commitments entered into prior to such acquisition and not in contemplation of such acquisition;

•

liens on any property securing debt incurred or assumed for the purpose of financing its purchase price or the cost of its construction, improvement or repair; provided that such lien attaches to the property within 12 months of its acquisition or the completion of its construction, improvement or repair and does not attach to any other property;

•

liens existing on any property of any subsidiary prior to the time that the subsidiary became a subsidiary of ours or liens arising after that time under contractual commitments entered into prior to and not in contemplation of that event;

•	liens on any property securing debt owed by a subsidiary of ours to us or to another of our subsidiaries;

•	liens existing on the date the notes are issued;

•	liens resulting from the deposit of funds or evidence of debt in trust for the purpose of defeasing our debt or the debt of any of our subsidiaries;

•

any (i) liens for taxes, assessments and other governmental charges and (ii) attachment or judgment liens, in each case, the payment of which is being contested in good faith by appropriate proceedings for which such reserves or other appropriate provision, if any, as may be required by IFRS shall have been made;

•	liens on accounts receivable, inventory or bottles and cases to secure working capital or revolving credit debt incurred in the ordinary course of business; and

•

liens arising out of the refinancing, extension, renewal or refunding of any debt described above, provided that the aggregate principal amount of such debt is not increased and such lien does not extend to any additional property.

“Consolidated Net Tangible Assets” means at any time the total assets (stated net of properly deductible items, to the extent not already deducted in the computation of total assets) appearing on our consolidated balance sheet less all goodwill and intangible assets appearing on such balance sheet, all determined on a consolidated basis at such time in accordance with IFRS.

For purposes of this covenant, the covenant set forth under “—Limitation on Sale and Leaseback Transactions” and the events of default set forth under “—Default, Remedies and Waiver of Default—Events of Default,” “significant subsidiary” means any of our subsidiaries that meets the definition of significant subsidiary under Regulation S-X as promulgated by the SEC. As of June 30, 2013, our significant subsidiaries consisted of Propimex, S. de R.L. de C.V., Controladora Interamericana de Bebidas, S. de R.L. de C.V., Spal Indústria Brasileira de Bebidas, S.A., Coca-Cola FEMSA de Venezuela, S.A. and Industria Nacional de Gaseosas, S.A.

Limitation on Sales and Leasebacks

We may not, and we may not allow any of our significant subsidiaries to, enter into any sale and leaseback transaction without effectively providing that each series of notes will be secured equally and ratably with or prior to the sale and leaseback transaction, unless:

•

the aggregate amount of attributable debt of us and our significant subsidiaries pursuant to this bullet point would not exceed an aggregate amount equal to the greater of (1) U.S.$1 billion or (2) 20.0% of our Consolidated Net Tangible Assets less, in each case, the aggregate principal amount of our and our significant subsidiaries’ indebtedness then outstanding that is secured by any lien on any property as described in “—Limitation on Liens” (without giving effect to any indebtedness secured by the liens described in the bullet points thereof); or

•

we or one of our subsidiaries, within 12 months of the sale and leaseback transaction, retire debt not owed to us or any of our subsidiaries that is not subordinated to the notes or invest in equipment, plant facilities or other fixed assets used in the operations of us or any of our subsidiaries, in an aggregate amount equal to the greater of (1) the net proceeds of the sale or transfer of the property or other assets that are the subject of the sale and leaseback transaction and (2) the fair market value of the property leased.

Notwithstanding the foregoing, we and/or our subsidiaries may enter into sale and leaseback transactions that solely refinance, extend, renew or refund sale and leaseback transactions permitted under the bullet points above and the restriction described in the preceding paragraph will not apply to such sale and leaseback transactions.

“Sale and leaseback transaction” means a transaction or arrangement between us or one of our subsidiaries and a bank, insurance company or other lender or investor where we or our subsidiary leases property for an initial term of three years or more that was or will be sold by us or our significant subsidiary to that lender or investor for a sale price of U.S.$5 million (or its equivalent in other currencies) or more.

“Attributable debt” means, with respect to any sale and leaseback transaction, the lesser of (1) the fair market value of the asset subject to such transaction and (2) the present value, discounted at a rate per annum equal to the discount rate of a capital lease obligation with a like term in accordance with IFRS, of the obligations of the lessee for net rental payments (excluding amounts on account of maintenance and repairs, insurance, taxes, assessments and similar charges and contingent rents) during the term of the lease.

See “Description of Debt Securities—Covenants—Provision of Information” and “Description of Debt Securities—Merger, Consolidation or Sale of Assets” in the accompanying prospectus.

Defaults, Remedies and Waiver of Defaults

Holders of the notes of each series will have special rights if an event of default with respect to the notes of that series occurs and is not cured.

Events of Default

Each of the following will be an “event of default” with respect to any series of notes:

•	we fail to pay interest on any note within 30 days after its due date;

•	we fail to pay the principal or premium, if any, of any note on its due date;

•

we remain in breach of any covenant in the indenture for the benefit of holders of the notes of any series, for 90 days after we receive a notice of default (sent by the trustee at the written request of holders of not less than 25.0% in principal amount of the notes of that series to us or by the holders of at least 25.0% in principal amount of the notes of that series to us and the trustee) stating that we are in breach;

•

we or any of our significant subsidiaries experience a default or event of default under any instrument relating to debt, prior to its maturity, that results in the acceleration of an aggregate principal amount equal to or greater than U.S.$100 million (or its equivalent in other currencies);

•

a final judgment is rendered against us or any of our significant subsidiaries in an aggregate amount in excess of U.S.$75 million (or its equivalent in other currencies) that is not discharged or bonded in full within 90 days, for 10 days after we receive a notice of this default (sent by the trustee at the written request of holders of not less than 25.0% in principal amount of the notes of that series to us or by the holders of at least 25.0% in principal amount of the notes of that series to us and the trustee); or

•

we or any of our significant subsidiaries file for bankruptcy, or other events of bankruptcy, insolvency or reorganization or similar proceedings occur relating to us or any of our significant subsidiaries.

You should read the information under “Description of Debt Securities—Remedies Upon Event of Default and Waiver of Defaults” in the accompanying prospectus.

Defeasance

We may, at our option, elect to terminate (1) all of our or the Guarantors’ obligations with respect to any series of notes (“legal defeasance”), except for certain obligations, including those regarding any trust established for defeasance and obligations relating to the transfer and exchange of the notes, the replacement of mutilated, destroyed, lost or stolen notes, the maintenance of agencies with respect to the notes and the rights, powers, trusts, duties, immunities and indemnities and other provisions in respect of the trustee or (2) our or the Guarantors’ obligations under certain covenants in the indenture, so that any failure to comply with such obligations will not constitute an event of default (“covenant defeasance”) in respect of a particular series of notes. In order to exercise either legal defeasance or covenant defeasance, we must irrevocably deposit with the trustee U.S. dollars or such other currency in which the notes are denominated (the “securities currency”), government obligations of the United States or a government, governmental agency or central bank of the country whose currency is the securities currency, or any combination thereof, in such amounts as will be sufficient to pay the principal, premium, if any, and interest (including additional amounts) in respect of the notes then outstanding on the maturity date of the notes, and comply with certain other conditions, including, without limitation, the delivery of opinions of counsel as to specified tax and other matters.

If we elect either legal defeasance or covenant defeasance with respect to any series of notes, we must so elect it with respect to all of the notes of that series.

Currency Indemnity

We and the Guarantors, jointly and severally, will indemnify the trustee and any holder of notes against any loss incurred by the trustee or such holder as a result of any judgment for any amount due under the indenture and the notes being expressed and paid in a currency other than the securities currency. Our obligations and the obligations of the Guarantors under the notes will be discharged only to the extent that the trustee or the relevant holder is able to purchase the securities currency with any other currency paid to the trustee or that holder in accordance with any judgment or otherwise. If the trustee or the holder cannot purchase the securities currency in the amount originally to be paid, we and each of the Guarantors have agreed to pay the difference. The holder, however, agrees that, if the amount of the securities currency purchased exceeds the amount originally to be paid to such holder, the holder will reimburse the excess to us or the applicable Guarantor, as the case may be. The holder will not be obligated to make this reimbursement if we or the Guarantors are in default of our obligations under the notes.

Notices

As long as we issue notes in global form, notices to be given to holders will be given to the relevant depositary in accordance with their applicable policies as in effect from time to time. If we issue notes in certificated form, notices to be given to holders will be sent by mail to the respective addresses of the holders as they appear in the register maintained by the registrar, and will be deemed given when mailed.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Our Relationship with the Trustee

The Bank of New York Mellon is initially serving as the trustee for the notes. The Bank of New York Mellon and its affiliates may have other business relationships with us from time to time.

FORM OF NOTES, CLEARING AND SETTLEMENT

Global Notes

Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may be credited within DTC to its direct and indirect participants, including Euroclear Bank S.A./N.V., or “Euroclear,” and Clearstream, Luxembourg Banking, société anonyme, or “Clearstream, Luxembourg,” on behalf of the owners of such interests.

Investors may hold their interests in the global notes directly through DTC if they are participants in DTC, or indirectly through organizations that are participants in those systems.

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Each global note and beneficial interests in each global note will be subject to restrictions on transfer as described under “Transfer Restrictions.”

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream, Luxembourg. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we, the trustee, the security registrar, any paying agent, any transfer agent nor the underwriters are responsible for those operations or procedures.

DTC has advised that it is:

•	a limited purpose trust company organized under the New York State Banking Law;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the U.S. Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act .

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations; and certain other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the registered owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium, if any, and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we, the trustee, the security registrar nor the paying agents or transfer agents will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary practices and will be the responsibility of those participants or indirect participants and not of DTC, its nominee or us.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream, Luxembourg will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream, Luxembourg. To deliver or receive an interest in a global note held in a Euroclear or Clearstream, Luxembourg account, an investor must send transfer instructions to Euroclear or Clearstream, Luxembourg, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, Luxembourg, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream, Luxembourg participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream, Luxembourg.

Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream, Luxembourg immediately following the DTC settlement date. Cash received in Euroclear or Clearstream, Luxembourg from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account as of the business day for Euroclear or Clearstream, Luxembourg following the DTC settlement date.

DTC, Euroclear and Clearstream, Luxembourg have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their participants of indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form unless:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act, and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur, including the occurrence and continuance of an event of default with respect to the notes.

In all cases, certificated notes delivered in exchange for any global note will be registered in the names, and issued in any approved denominations, requested by the depositary.

For information concerning paying agents and other agents for any notes in certificated form, see “Summary of the Offering—Irish Paying Agent” in this prospectus supplement and “Listing and General Information” in “Description of Debt Securities—Paying Agents” and “—Transfer Agents” in the accompanying prospectus.

TAXATION

The following summary describes the principal Mexican federal and U.S. federal income tax consequences of the purchase, ownership and disposition of the notes, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the notes. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Mexico, or U.S. and Mexican federal taxes other than income taxes.

This summary is based on the tax laws of Mexico and the United States as in effect on the date of this prospectus supplement (including the tax treaty entered into between Mexico and the United States described below), as well as on rules and regulations of Mexico and regulations, rulings and decisions of the United States available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary.

Prospective purchasers of notes should consult their own tax advisors as to the Mexican, United States or other tax consequences of the purchase, ownership and disposition of the notes, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Mexican Tax Considerations

The following is a general summary of the principal Mexican federal income tax consequences under the Mexican Ley del Impuesto sobre la Renta (the Mexican Income Tax Law) and rules and regulations thereunder, as currently in effect, of the purchase, ownership and disposition of the notes by a holder that is not a tax resident of Mexico and that will not hold notes or a beneficial interest therein in connection with the conduct of a trade or business through a permanent establishment in Mexico (a “foreign holder”).

For purposes of Mexican taxation, tax residency is a highly technical definition that involves the application of a number of factors. Generally, an individual is a tax resident of Mexico if he or she has established his or her home in Mexico or if his or her “center of vital interest” is located within Mexico, and a corporation is considered a tax resident of Mexico if it has established its principal place of business management or its effective seat of business management in Mexico. However, any determination of residence should take into account the particular situation of each person or legal entity.

U.S./Mexico and Other Tax Treaties

The United States and Mexico have entered into a Convention for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Income Taxes (collectively, with subsequent Protocols thereto, referred to as the “U.S.-Mexico Tax Treaty”). Provisions of the U.S.-Mexico Tax Treaty that may affect the taxation of certain U.S. holders (as defined below) are summarized below. The United States and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters. Prospective purchasers of notes should consult their own tax advisors as to the tax consequences, if any, of such treaties and other treaties between Mexico and other countries.

Payments of Interest, Principal and Premium in Respect of the Notes

Under the Mexican Income Tax Law, payments of interest made in respect of the notes (including payments of principal in excess of the issue price of such notes, which, under Mexican law, are deemed to be interest) to a foreign holder will generally be subject to a Mexican withholding tax assessed at a rate of 4.9% if (1) the notes are placed through banks or broker dealers in a country with which Mexico has entered into a tax treaty for the avoidance of double taxation, which is in effect (including the U.S.-Mexico Tax Treaty); (2) the CNBV has been notified of the issuance of the notes pursuant to the Mexican Income Tax Law and Article 7 of the Mexican Securities Market Law and its regulations; and (3) the information requirements specified in the general rules of the Secretaría de Hacienda y Crédito Público (the Ministry of Finance and Public Credit, or the “SHCP”) are satisfied (including the filing of information related to the notes offering and this prospectus supplement). In case such requirements are not met (or cease to be met), the applicable withholding tax rate will be 10.0%. We believe that because the conditions described in (1) through (3) above will be satisfied, the applicable withholding tax rate on payments of interest made in respect of the notes will be 4.9%.

A higher income tax withholding rate will be applicable when a party related to us, jointly or individually, directly or indirectly, is the effective beneficiary of more than 5.0% of the aggregate amount of payments treated as interest on the notes.

Payments of interest made with respect to the notes to a non-Mexican pension or retirement fund will be generally exempt from Mexican withholding taxes, provided that (1) the fund is the effective beneficiary of such interest income; (2) the fund is duly established pursuant to the laws of its country of origin; (3) the relevant interest income is exempt from taxation in such country; and (4) the fund is duly registered with the SHCP for that purpose.

We have agreed, subject to specified exceptions and limitations, to pay additional amounts to the holders of notes in respect of the Mexican withholding taxes mentioned above. If we pay additional amounts in respect of such Mexican withholding taxes, any refunds of such additional amounts will be for our account. See “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

Holders or beneficial owners of notes may be requested to provide certain information or documentation necessary to enable us to establish the appropriate Mexican withholding tax rate applicable to such holders or beneficial owners. In the event that the specified information or documentation concerning the holder or beneficial owner, if requested, is not provided on a timely basis, our obligations to pay additional amounts may be limited as set forth under “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

In the event of certain changes in the applicable rate of Mexican withholding taxes on payments of interest, we may redeem the notes, in whole (but not in part) at any time, at a price equal to 100.0% of their principal amount plus accrued interest and any additional amounts due thereon to the redemption date. See “Description of Debt Securities—Redemption of Debt Securities” in the accompanying prospectus.

Under the Mexican Income Tax Law, payments of principal we make to a foreign holder will not be subject to any Mexican withholding or similar taxes.

Taxation of Disposition of Notes

The application of Mexican tax law provisions to capital gains realized on the disposition of notes by foreign holders is unclear. We expect that no Mexican tax will be imposed on transfers of notes between foreign holders effected outside of Mexico.

Other Mexican Taxes

A foreign holder will not be liable for estate, gift, inheritance or similar taxes with respect to its holdings of notes. There are no Mexican stamp, issue registration or similar taxes payable by a foreign holder with respect to notes. Gratuitous transfers of notes in certain circumstances may result in the imposition of Mexican income taxes upon the recipient.

U.S. Federal Income Tax Considerations

The following is a summary of the principal U.S. federal income tax considerations that may be relevant to a beneficial owner of notes that is a citizen or resident of the United States or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of the notes (a “U.S. holder”). It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular investor’s decision to invest in notes.

This summary is based on provisions of the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. In addition, except where noted, this summary deals only with investors that are U.S. holders who acquire the notes in the United States as part of the initial offering of the notes, who will own the notes as capital assets, and whose functional currency is the U.S. dollar. It does not address U.S. federal income tax considerations applicable to investors who may be subject to special tax rules, such as banks, financial institutions, partnerships (or entities treated as a partnership for U.S. federal income tax purposes) or partners therein, tax-exempt entities, insurance companies, traders in securities that elect to use the mark-to-market method of accounting for their securities, persons subject to the alternative minimum tax, U.S. expatriates, dealers in securities or currencies, certain short-term holders of notes, or persons that hedge their exposure in the notes or will hold notes as a position in a “straddle” or conversion transaction or as part of a “synthetic security” or other integrated financial transaction. U.S. holders should be aware that the U.S. federal income tax consequences of holding the notes may be materially different for investors described in the prior sentence. This discussion also does not address all of the tax considerations that may be relevant to particular issuances of notes, such as notes offered at a price less or more than their stated principal amount or notes denominated in a currency other than the U.S. dollar. For information regarding any such special tax considerations relevant to particular issuances, or regarding the issuance of warrants, if any, you should read the applicable prospectus supplement.

Payments of Interest and Additional Amounts

Payments of the gross amount of interest and additional amounts (as defined in “Description of Debt Securities—Payment of Additional Amounts”) with respect to a note, i.e., including amounts withheld in respect of Mexican withholding taxes, will be taxable to a U.S. holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the U.S. holder’s regular method of tax accounting. Thus, accrual method U.S. holders will report stated interest on the note as it accrues, and cash method U.S. holders will report interest when it is received or unconditionally made available for receipt.

The Mexican withholding tax that is imposed on interest will be treated as a foreign income tax eligible, subject to generally applicable limitations and conditions under the Code, for credit against a U.S. holder’s federal income tax liability or, at the U.S. holder’s election, for deduction in computing the holder’s taxable income (provided that the U.S. holder elects to deduct, rather than credit, all foreign income taxes paid or accrued for the relevant taxable year). Interest and additional amounts paid on the notes generally will constitute foreign source passive category income.

The calculation and availability of foreign tax credits and, in the case of a U.S. holder that elects to deduct foreign taxes, the availability of deductions, involves the application of complex rules (including, in the case of foreign tax credits, relating to a minimum holding period) that depend on a U.S. holder’s particular circumstances. U.S. holders should consult their own tax advisors regarding the availability of foreign tax credits and the treatment of additional amounts.

Sale or Other Taxable Disposition of Notes

A U.S. holder generally will recognize gain or loss on the sale or other taxable disposition of the notes in an amount equal to the difference between (i) the amount realized on such sale or other taxable disposition (other than amounts attributable to accrued but unpaid interest, including any additional amounts thereon, which will be taxable as ordinary income to the extent not previously included in income) and (ii) the U.S. holder’s adjusted tax basis in the notes. A U.S. holder’s adjusted tax basis in a note generally will be its cost for that note. Gain or loss realized by a U.S. holder on such sale or other taxable disposition generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the notes have been held for more than one year. Certain non-corporate U.S. holders (including individuals) may be eligible for preferential rates of taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.

Capital gain or loss recognized by a U.S. holder generally will be U.S. source gain or loss. Consequently, if any such gain would be subject to Mexican income tax, a U.S. holder may not be able to credit the tax against its U.S. federal income tax liability unless such credit can be applied (subject to applicable conditions and limitations) against tax due on other income treated as derived from foreign sources. U.S. holders should consult their own tax advisors as to the foreign tax credit implications of a disposition of the notes.

Information Reporting and Backup Withholding

Payments on the notes, and proceeds of the sale or other disposition of the notes, that are paid within the United States or through certain U.S. related financial intermediaries to a U.S. holder generally are subject to information reporting and backup withholding unless (i) the U.S. holder is a corporation or other exempt recipient and demonstrates this fact when so required or (ii) in the case of backup withholding, the U.S. holder provides an accurate taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the U.S. Internal Revenue Service.

European Union Tax Considerations

European Union Savings Directive

Under Council Directive 2003/48/EC (the “Directive”) on the taxation of savings income, each Member State of the European Union is required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to, or secured by such a person for, an individual beneficial owner resident in, or certain limited types of entity established in, that other Member State. However, for a transitional period, Austria and Luxembourg will (unless during such period they elect otherwise) instead operate a withholding system in relation to such payments. Under such a withholding system, the beneficial owner of the interest payment must be allowed to elect that certain provision of information procedures should be applied instead of withholding. The rate of withholding is 35.0%. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to exchange of information procedures relating to interest and other similar income.

A number of non-EU countries and certain dependent or associated territories of certain Member States have adopted or agreed to adopt similar measures (either provision of information or transitional withholding) in relation to payments made by a person within their respective jurisdictions to, or secured by such a person for, an individual beneficial owner resident in, or certain limited types of entity established in, a Member State. In addition, the Member States have entered into provision of information or transitional withholding arrangements with certain of those countries and territories in relation to payments made by a person in a Member State to, or secured by such a person for, an individual beneficial owner resident in, or certain limited types of entity established in, one of those countries or territories.

A proposal for amendments to the Directive has been published, including a number of suggested changes which, if implemented, would broaden the scope of the rules described above. Investors who are in any doubt as to their position should consult their professional advisers.

If a payment under a note were to be made by a person in a Member State or another country or territory which has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment pursuant to the Directive or any law implementing or complying with, or introduced in order to conform to the Directive, neither we nor any paying agent nor any other person would be obliged to pay additional amounts under the terms of such note as a result of the imposition of such withholding tax.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions set forth in the agreement, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of 2018 Notes to be Purchased		Principal Amount of 2023 Notes To Be Purchased		Principal Amount of 2043 Notes To Be Purchased
Citigroup Global Markets Inc.	U.S.$	180,000,000	U.S.$	135,000,000	U.S.$	72,000,000
Goldman, Sachs & Co.		180,000,000		135,000,000		72,000,000
HSBC Securities (USA) Inc.		180,000,000		135,000,000		72,000,000
J.P. Morgan Securities LLC		180,000,000		135,000,000		72,000,000
Mitsubishi UFJ Securities (USA), Inc.		180,000,000		135,000,000		72,000,000
Credit Agricole Securities (USA) Inc.		50,000,000		37,500,000		20,000,000
Mizuho Securities USA Inc.		50,000,000		37,500,000		20,000,000

Total	U.S.$	1,000,000,000	U.S.$	750,000,000	U.S.$	400,000,000

The underwriters are committed to take and pay for all of the notes being offered. The notes may be offered or sold through certain of the underwriters’ affiliates.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.20% of the principal amount of notes. If all the notes of a series are not sold at the applicable initial offering price, or such applicable discounted price as described above, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $932,200.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

New Issue of Notes

Each series of notes is a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes. Application has been made to list the notes on the Official List of the Irish Stock Exchange and to trade the notes on the Global Exchange Market of that exchange. However, we cannot assure you that the prices at which the notes will sell in the market after this offering will not be lower than the initial offering prices or that an active trading market for the notes will develop and continue after this offering.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering; however, we will have no duty to issue additional notes. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

The underwriters and/or their affiliates may enter into derivative and/or structured transactions with clients, at their request, in connection with the notes, and the underwriters and/or their affiliates may also purchase some of the notes to hedge their risk exposure in connection with such transactions. Also, the underwriters and/or their affiliates may acquire the notes for their own proprietary accounts. Such acquisitions may have an effect on demand for and the price of the notes.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a) to any legal entity that is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of Directive 2010/73/EU (the “2010 Amending Directive”), 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us or the guarantor; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

Neither the prospectus nor this prospectus supplement have been registered as prospectuses with the Monetary Authority of Singapore. Accordingly, the prospectus and this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Switzerland

The notes may not and will not be publicly offered, distributed or re-distributed in or from Switzerland and neither this document nor any other solicitation for investments in the notes may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of Articles 1156 or 652a of the Swiss Code of Obligations. The notes are not a collective investment within the meaning of the Federal Collective Investment Schemes Act of June 23, 2006 (Bundesgesetz über die kollektiven Kapitalanlagen, or “KAG”). This document may not be copied, reproduced, distributed or passed on to others without the underwriters’ prior written consent. This document is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to article 27 of the Listing Rules of the Swiss Exchange and may not comply with the information standards required thereunder. We will not apply for a listing of the notes on any Swiss stock exchange or other Swiss regulated market and this document may not comply with the information required under the relevant listing rules. The notes offered hereby have not been and will not be registered with the Swiss Federal Financial Market Supervisory Authority (FINMA) and have not been and will not be authorized under the KAG. The investor protection afforded by the KAG does not extend to acquirers of the notes.

Mexico

This prospectus supplement and the accompanying prospectus are solely our responsibility and have not been reviewed or authorized by the CNBV. The terms and conditions of this offer will be notified to the CNBV for informational purposes only and such notice does not constitute a certification as to the investment value of the notes, our solvency or the accuracy or completeness of the information contained herein. The notes may not be offered or sold in Mexico, absent an available exception under Article 8 of the Mexican Securities Market Law. In making an investment decision, all investors, including any Mexican citizen who may acquire notes from time to time, must rely on their own examination of us and the Guarantors.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to our company and to persons and entities with relationships with our company, for which they received or will receive customary fees and expenses. Affiliates of Mitsubishi UFJ Securities (USA), Inc., Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc, HSBC Securities (USA) Inc., J.P. Morgan Securities LLC and Mizuho Securities USA Inc. are lenders under our credit facilities and may receive a portion of the net proceeds of this offering to refinance such debt in whole or in part.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of our company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with our company. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Settlement

We expect that delivery of the notes will be made to investors on or about November 26, 2013, which will be five business days following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days (“T+3”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

VALIDITY OF THE NOTES

The validity of the notes offered and sold in this offering will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, our United States counsel, and for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP & Affiliates, United States counsel to the underwriters. Certain matters of Mexican law relating to the notes will be passed upon for us by Carlos Luis Díaz Sáenz, our general counsel, and for the underwriters by Raz Guzmán, S.C., Mexican counsel to the underwriters.

EXPERTS

The consolidated financial statements of Coca-Cola FEMSA, S.A.B. de C.V. for the year ended December 31, 2012 appearing in its report on Form 6-K dated November 8, 2013 and the effectiveness of Coca-Cola FEMSA, S.A.B. de C.V.’s internal control over financial reporting as of December 31, 2012, have been audited by Mancera, S.C., a member firm of Ernst & Young Global, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Mancera, S.C. has its registered offices at Av. Ejército Nacional #843-B Floor 4, Col. Granada, Mexico City, 11520, Mexico. The firm is an independent registered public accounting firm with the United States Public Company Accounting Oversight Board (U.S. PCAOB), and is also a member of the Technical Quality Commission of the Mexican Institute of Public Accountants.

LISTING AND GENERAL INFORMATION

1. Application has been made to have the notes listed on the Official List of the Irish Stock Exchange and admitted to trading on the Global Exchange Market of the Irish Stock Exchange. However, even if admission to listing is obtained, we will not be required to maintain it. It is expected that the total expenses related to admission to trading will be approximately €5,750.

2. The notes have been accepted for clearance through DTC, and its direct and indirect participants, including Euroclear and Clearstream, Luxembourg. The ISIN and CUSIP numbers for the notes are as follows:

	ISIN	CUSIP Number
2018 Notes	US191241AG32	191241 AG3
2023 Notes	US191241AE83	191241 AE8
2043 Notes	US191241AF58	191241 AF5

3. We have obtained all necessary consents, approvals and authorizations in connection with the issuance and performance of the notes. Resolutions of our board of directors, dated October 22, 2013, authorized the issuance of the notes. We have general powers of attorney for each of the Guarantors, dated March 29, 2011 (in the case of Propimex, S. de R.L. de C.V.), July 26, 2013 (in the case of Comercializadora La Pureza de Bebidas, S. de R.L. de C.V. and Servicios Integrados Inmuebles del Golfo, S. de R.L. de C.V.), July 24, 2013 (in the case of Grupo Embotellador Cimsa, S. de R.L. de C.V. and Refrescos Victoria del Centro, S.de R.L. de C.V.), August 15, 2013 (in the case of Yoli de Acapulco, S.A. de C.V.) and October 7, 2013 (in the case of Controladora Interamericana de Bebidas, S. de R.L. de C.V.), which enable us to authorize the issuance of the guarantees on the Guarantors’ behalf.

4. Other than as disclosed in this prospectus supplement, including the documents incorporated by reference herein, since December 31, 2012, the date of our last published audited financial statements, there has been no material adverse change in our prospects and, since June 30, 2013, there has been no significant change in our financial or trading position.

5. Except as described in this prospectus supplement, including the documents incorporated by reference herein, there are currently no, and there have not been for the previous 12 months any, pending governmental, legal or arbitration proceedings against or affecting us or any of our subsidiaries or any of their respective properties, which, if determined adversely to us or any such subsidiary, would individually or in the aggregate have an adverse effect on our financial position or profitability and that of our subsidiaries taken as a whole or would adversely affect our ability to perform our obligations under the notes or which are otherwise material in the context of the issue of the notes and, to the best of our knowledge, we are not aware of any such actions, suits or proceedings that are pending or threatened.

6. Except as described in this prospectus supplement, since June 30, 2013, there has been no change (or any development or event involving a prospective change of which we are or might reasonably be expected to be aware) that is materially adverse to our financial condition or that of our subsidiaries taken as a whole.

7. For so long as any of the notes are outstanding and admitted for listing on the Official List of the Irish Stock Exchange and admitted to trading on the Global Exchange Market, physical copies of the following items in English will be available free of charge from The Bank of New York Mellon SA/NV, Dublin Branch, our Irish paying agent, at its office at Hanover Building, Windmill Lane Dublin 2, Ireland or at Calle Mario Pani 100, Colonia Santa Fe Cuajimalpa, Delegación Cuajimalpa de Morelos, 05348, México D.F., México:

•	this prospectus supplement;

•	a copy of our constitutive documents, including our bylaws;

•	copies of the indenture and supplemental indenture governing the notes;

•	our audited consolidated financial statements as of December 31, 2012 and 2011 and for the years ended December 31, 2012 and 2011;

•	our unaudited interim consolidated financial statements; and

•	any other documents related to the offering of the notes referred to herein.

For as long as any of the notes are outstanding and admitted for listing on the Official List of the Irish Stock Exchange and admitted to trading on the Global Exchange Market, copies of our current annual and interim financial statements may be obtained from our Irish paying agent at its office listed above or us by writing us at the address listed above. We currently publish our unaudited financial information on a quarterly basis. We do not prepare non-consolidated financial statements. Therefore, our consolidated financial statements incorporate financial information from the Guarantors and non-guarantor subsidiaries. The Guarantors do not publicly disclose or file their financial statements.

We will, for so long as the notes are admitted for listing on the Official List of the Irish Stock Exchange and admitted to trading on the Global Exchange Market, maintain a paying agent in New York, as well as in Ireland; provided that the sole responsibility of the Irish paying agent shall be to maintain copies of documents as described above in this paragraph.

8. Coca-Cola FEMSA, S.A.B. de C.V. is a sociedad anónima bursátil de capital variable (listed variable capital stock corporation) organized in Mexico under the Ley General de Sociedades Mercantiles (the Mexican Companies Law) and the Mexican Securities Market Law. We were incorporated on October 30, 1991. Our principal executive offices are located at Calle Mario Pani 100, Colonia Santa Fe Cuajimalpa, Delegación Cuajimalpa de Morelos, 05348, México D.F., México, and any communication with our directors may be addressed to the same address. We were registered with the Registro Público de la Propiedad y del Comercio (the Public Registry of Property and Commerce) of Distrito Federal on November 22, 1991 under the mercantile folio number 176543.

9. Propimex, S. de. R.L. de C.V. (“Propimex”) is a sociedad de responsabilidad limitada de capital variable (variable capital limited liability company) organized in Mexico under the Mexican Companies Law. Propimex was incorporated on October 20, 1961. Propimex’s principal executive offices are located at Calle Mario Pani 100, Colonia Santa Fe Cuajimalpa, Delegación Cuajimalpa de Morelos, 05348, México D.F., México. Propimex was registered with the Public Registry of Property and Commerce of Distrito Federal, Mexico on December 15, 1961 under mercantile number 204, folio 291, volume 505, third book of the Commerce section.

10. Comercializadora La Pureza de Bebidas, S. de. R.L. de C.V. (“La Pureza”) is a sociedad de responsabilidad limitada de capital variable (variable capital limited liability company) organized in Mexico under the Mexican Companies Law. La Pureza was incorporated on August 18, 2008. La Pureza’s principal executive offices are located at Calle Mario Pani 100, Colonia Santa Fe Cuajimalpa, Delegación Cuajimalpa de Morelos, 05348, México D.F., México. La Pureza was registered with the Public Registry of Property and Commerce of Tampico, Tamaulipas, Mexico on August 29, 2008 under mercantile electronic folio number 10710*6.

11. Controladora Interamericana de Bebidas, S. de. R.L. de C.V. (“CIBSA”) is a sociedad de responsabilidad limitada de capital variable (variable capital limited liability company) organized in Mexico under the Mexican Companies Law. Controladora Interamericana was incorporated on September 28, 2007. CIBSA’s principal executive offices are located at Calle Mario Pani 100, Colonia Santa Fe Cuajimalpa, Delegación Cuajimalpa de Morelos, 05348, México D.F., México. CIBSA was registered with the Public Registry of Property and Commerce of Distrito Federal, Mexico on March 1, 2008 under mercantile folio number 378733.

12. Grupo Embotellador Cimsa, S. de. R.L. de C.V. (“Cimsa”) is a sociedad de responsabilidad limitada de capital variable (variable capital limited liability company) organized in Mexico under the Mexican Companies Law. Cimsa was incorporated on November 23, 1954. Cimsa’s principal executive offices are located at Calle Mario Pani 100, Colonia Santa Fe Cuajimalpa, Delegación Cuajimalpa de Morelos, 05348, México D.F., México. Cimsa was registered with the Public Registry of Property and Commerce of Cuernavaca, Morelos on December 12, 2012 under mercantile electronic folio number 501*1.

13. Refrescos Victoria del Centro, S. de. R.L. de C.V. (“Refrescos Victoria”) is a sociedad de responsabilidad limitada de capital variable (variable capital limited liability company) organized in Mexico under the Mexican Companies Law. Refrescos Victoria was incorporated on December 1, 1986. Refrescos Victoria’s principal executive offices are located at Calle Mario Pani 100, Colonia Santa Fe Cuajimalpa, Delegación Cuajimalpa de Morelos, 05348, México D.F., México. Refrescos Victoria was registered with the Public Registry of Property and Commerce of the state of Querétaro, Mexico on March 2, 1987 under mercantile number 151, LXXXII book of the Commerce section.

14. Servicios Integrados Inmuebles del Golfo, S. de. R.L. de C.V. (“Inmuebles del Golfo”) is a sociedad de responsabilidad limitada de capital variable (variable capital limited liability company) organized in Mexico under the Mexican Companies Law. Inmuebles del Golfo was incorporated on May 1, 2008. Inmuebles del Golfo’s principal executive offices are located at Calle Mario Pani 100, Colonia Santa Fe Cuajimalpa, Delegación Cuajimalpa de Morelos, 05348, México D.F., México. Inmuebles del Golfo was registered with the Public Registry of Property and Commerce of Distrito Federal, Mexico on October 30, 2008 under mercantile folio number 388394.

15. Yoli de Acapulco, S.A. de C.V. (“Yoli”) is a sociedad anónima de capital variable (variable capital corporation) organized in Mexico under the Mexican Companies Law. Yoli was incorporated on April 12, 1950. Yoli’s principal executive offices are located at Calle Mario Pani 100, Colonia Santa Fe Cuajimalpa, Delegación Cuajimalpa de Morelos, 05348, México D.F., México. Yoli was registered with the Public Registry of Property and Commerce of the state of Guerrero, Mexico on April 26, 1950 under mercantile number 2, folio 53 of the Commerce section.

16. The representatives of the underwriters are Mitsubishi UFJ Securities (USA), Inc., having its offices at 1633 Broadway, 29th Floor, New York, New York 10019-6708, Citigroup Global Markets Inc., having its offices at 390 Greenwich Street, 1st Floor, New York, New York 10013, Credit Agricole Securities (USA) Inc., having its offices at 1301 Avenue of the Americas, New York, New York 10019, Goldman, Sachs & Co., having its offices at 200 West Street, New York, New York 10282, HSBC Securities (USA) Inc., having its offices at 452 Fifth Avenue, New York, New York 10018, J.P. Morgan Securities LLC, having its offices at 383 Madison Avenue, New York, New York 10179 and Mizuho Securities USA Inc., having its offices at 320 Park Avenue, 12th Floor, New York, New York 10022-6815.

17. The trustee for the notes will be The Bank of New York Mellon, having its office at 101 Barclay Street, Floor 7 East, New York, New York 10286. The terms and conditions of our appointment of The Bank of New York Mellon as trustee, including the terms and conditions under which The Bank of New York Mellon may be replaced as trustee, will be contained in the indenture and the supplemental indenture available for inspection at the offices of The Bank of New York Mellon.

PROSPECTUS

COCA-COLA FEMSA, S.A.B. DE C.V.

DEBT SECURITIES

WARRANTS

GUARANTEES

Debt Securities Guaranteed by

PROPIMEX, S. DE R.L. DE C.V.

COMERCIALIZADORA LA PUREZA DE BEBIDAS, S. DE R.L. DE C.V.

CONTROLADORA INTERAMERICANA DE BEBIDAS, S. DE R.L. DE C.V.

GRUPO EMBOTELLADOR CIMSA, S. DE R.L. DE C.V.

REFRESCOS VICTORIA DEL CENTRO, S. DE R.L. DE C.V.

SERVICIOS INTEGRADOS INMUEBLES DEL GOLFO, S. DE R.L. DE C.V.

YOLI DE ACAPULCO, S.A. DE C.V.

We may from time to time offer debt securities, warrants to purchase debt securities or guarantees of debt securities issued by others. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. When we offer securities, the specific terms of the securities, the offering price and the specific manner in which they may be offered, will be described in supplements to this prospectus.

Investment in the securities involves risks. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

THIS PROSPECTUS IS SOLELY OUR RESPONSIBILITY AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE COMISIÓN NACIONAL BANCARIA Y DE VALORES (THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION, OR “CNBV”). THE TERMS AND CONDITIONS OF ANY OFFER OF SECURITIES WILL BE NOTIFIED TO THE CNBV FOR INFORMATIONAL PURPOSES ONLY AND SUCH NOTICE DOES NOT CONSTITUTE A CERTIFICATION AS TO THE INVESTMENT VALUE OF THE SECURITIES, OUR SOLVENCY OR THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN. THE SECURITIES MAY NOT BE OFFERED OR SOLD IN MEXICO, ABSENT AN AVAILABLE EXCEPTION UNDER ARTICLE 8 OF THE LEY DEL MERCADO DE VALORES (THE MEXICAN SECURITIES MARKET LAW). IN MAKING AN INVESTMENT DECISION, ALL INVESTORS, INCLUDING ANY MEXICAN CITIZEN WHO MAY ACQUIRE DEBT SECURITIES FROM TIME TO TIME, MUST RELY ON THEIR OWN EXAMINATION OF US.

November 8, 2013

We are responsible for the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein. We have not authorized any person to give you any other information, and we take no responsibility for any other information that others may give you. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference are accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these securities in any state where the offer is not permitted.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, Coca-Cola FEMSA, S.A.B. de C.V. may from time to time offer debt securities, warrants to purchase debt securities or guarantees of debt securities issued by others.

As used in this prospectus, “Coca-Cola FEMSA,” “we,” “our” and “us” refer to Coca-Cola FEMSA, S.A.B. de C.V. and its consolidated subsidiaries, unless the context otherwise requires or unless otherwise specified.

In this prospectus, our subsidiaries Propimex, S. de R.L. de C.V., Comercializadora La Pureza de Bebidas, S. de R.L. de C.V., Controladora Interamericana de Bebidas, S. de R.L. de C.V., Grupo Embotellador Cimsa, S. de R.L. de C.V., Refrescos Victoria del Centro, S. de R.L. de C.V., Servicios Integrados Inmuebles del Golfo, S. de R.L. de C.V. and Yoli de Acapulco, S.A. de C.V. are each referred to as a “Guarantor” and are collectively referred to as the “Guarantors,” unless otherwise specified or the context otherwise requires.

This prospectus only provides a general description of the securities that we may offer. Each time we offer securities, we will prepare a prospectus supplement containing specific information about the particular offering and the terms of those securities. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplement and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

FORWARD-LOOKING STATEMENTS

This prospectus and some of the information incorporated by reference in this prospectus contains words such as “believe,” “expect,” “anticipate” and similar expressions that identify forward-looking statements. Use of these words reflects our views about future events and financial performance. Actual results could differ materially from those projected in these forward-looking statements as a result of various factors that may be beyond our control, including, but not limited to, effects on our company from changes in our relationship with The Coca-Cola Company, movements in the prices of raw materials, competition, significant developments in economic or political conditions in Latin America or changes in our regulatory environment. Accordingly, we caution readers not to place undue reliance on these forward-looking statements. In any event, these statements speak only as of their respective dates, and we undertake no obligation to update or revise any of them, whether as a result of new information, future events or otherwise.

COCA-COLA FEMSA

Coca-Cola FEMSA is the largest franchise bottler of Coca-Cola trademark beverages in the world, calculated by sales volume for the year ended December 31, 2012. Coca-Cola FEMSA operates in nine countries across Latin America, as well as the Philippines (after giving effect to the acquisition that closed on January 25, 2013). As of December 31, 2012, Coca-Cola FEMSA had total revenues of Ps.147,739 million.

Coca-Cola FEMSA, S.A.B. de C.V. is a sociedad anónima bursátil de capital variable (a listed variable capital stock corporation) organized under the laws of Mexico with its principal executive offices at Calle Mario Pani No. 100, Colonia Santa Fe Cuajimalpa, Delegación Cuajimalpa de Morelos, 05348, México D.F., México. Our telephone number at this location is (5255) 1519-5000.

RISK FACTORS

We have set forth risk factors in our most recent annual report on Form 20-F, which is incorporated by reference in this prospectus. We have also set forth below certain additional risk factors that relate specifically to securities we may offer using this prospectus. We may include further risk factors in more recent reports on Form 6-K incorporated in this prospectus by reference, or in a prospectus supplement. You should carefully consider all these risk factors in addition to the other information presented or incorporated by reference in this prospectus.

Risks Relating to Debt Securities and Guarantees

There may not be a liquid trading market

If an active market for our debt securities does not develop, the price of our debt securities and the ability of a holder of debt securities to find a ready buyer will be adversely affected. As a result, we cannot assure you as to the liquidity of any trading market for our debt securities.

Because we are a holding company and currently conduct our operations through subsidiaries, your right to receive payments is dependent on our receipt of payments from our subsidiaries, and is structurally subordinated to the liabilities of our subsidiaries

Unless otherwise specified in the applicable prospectus supplement, the debt securities will only be obligations of Coca-Cola FEMSA and the Guarantors, and not of any of our other subsidiaries. We are organized as a holding company, and we conduct substantially all of our business and hold substantially all of our assets through subsidiaries. Our ability to meet our financial obligations is dependent upon the availability of cash flows from our Mexican and foreign subsidiaries and affiliate companies through dividends, intercompany advances, management fees and other payments. Moreover, these subsidiaries and affiliated companies are not required and may not be able to pay us dividends or otherwise distribute or advance cash to us, which could limit the amount of funds available to meet payment obligations under the debt securities.

Claims of creditors of our subsidiaries, including trade creditors, holders of bonds and banks and other lenders, will have priority over the holders of debt securities of Coca-Cola FEMSA in claims to assets of our subsidiaries, and claims of creditors against subsidiaries other than the Guarantors will have priority over the holders of debt securities or guarantees of the Guarantors in claims to assets of our subsidiaries other than the Guarantors. In addition, our ability to meet our obligations, including under our debt securities, will depend, in significant part, on our receipt of cash dividends, advances and other payments from our subsidiaries.

Judgments of Mexican courts enforcing our obligations under the debt securities or guarantees would be payable only in Mexican pesos

If proceedings were brought in Mexico seeking to enforce our obligations or any of the Guarantors’ obligations in respect of debt securities or guarantees thereof, we would be required to discharge our obligations in Mexico in Mexican pesos. Under the Ley Monetaria de los Estados Unidos Mexicanos (the Mexican Monetary Law), an obligation denominated in a currency other than Mexican pesos that is payable in Mexico may be satisfied in Mexican pesos at the rate of exchange in effect on the date of payment. This rate is currently determined by Banco de México (the Bank of Mexico) and published in the Diario Oficial de la Federación (the Official Gazette of the Federation). As a result, the amount paid by us in Mexican pesos to holders of debt securities may not be readily convertible into the amount of U.S. dollars or other currency that we are obligated to pay under the applicable indenture and, if converted, such amounts may not be sufficient to purchase U.S. dollars equal to the amount of principal, interest and additional interest due under the debt securities. In addition, our obligation to indemnify these holders against exchange losses may be unenforceable in Mexico.

Investors may experience difficulties in enforcing civil liabilities against us, the Guarantors or our respective directors, officers and controlling persons

Coca-Cola FEMSA and the Guarantors are organized under the laws of Mexico, and most of our respective directors, officers and controlling persons reside outside the United States. In addition, all or a substantial portion of our assets and the assets of our respective directors, officers and controlling persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States on such persons or to enforce judgments against them, including in any action based on civil liabilities under the U.S. federal securities laws. The enforceability against these persons in Mexico in actions for enforcement of judgments of U.S. courts of liabilities predicated solely upon the U.S. federal securities laws will be subject to certain requirements provided for in the Mexican Federal Civil Procedure Code and any applicable treaties. Some of the requirements may include personal service of process and that the judgments of U.S. courts are not contrary to Mexican public policy.

The enforceability of our obligations under the debt securities would be affected in the event of bankruptcy

Under Mexico’s Ley de Concursos Mercantiles (the Law on Mercantile Reorganization), if we or any of the Guarantors were declared bankrupt or in concurso mercantil (bankruptcy reorganization), our obligations under our debt securities or guarantees thereof:

•	would be converted into Mexican pesos and then from Mexican pesos into inflation-adjusted units, or Unidades de Inversión;

•	would be satisfied at the time claims of all our creditors are satisfied;

•	would be subject to the outcome of, and priorities recognized in, the relevant proceedings;

•	would be subject to certain statutory preferences, including tax, social security and labor claims and claims of secured creditors;

•	would cease to accrue interest; and

•	would not be adjusted to take into account any depreciation of the Mexican peso against the U.S. dollar or other currency occurring after such declaration.

The Guarantors’ guarantees may not be enforceable

The guarantees of the Guarantors provide a basis for direct claims against the Guarantors; however, it is possible that such guarantees may not be enforceable. While Mexican law does not prohibit the giving of guarantees and, as a result, does not prevent the Guarantors’ guarantees from being valid, binding and enforceable against the Guarantors, in the event any Guarantor is declared bankrupt or becomes subject to concurso mercantil (bankruptcy reorganization), the guarantees of such Guarantor may be deemed to have been a fraudulent transfer and declared void, if it is determined that such Guarantor did not receive adequate consideration in exchange for such guarantee. If guarantees of any Guarantor become unenforceable, debt securities of Coca-Cola FEMSA would effectively be subordinated to all liabilities and other obligations of such Guarantor. In addition, under Mexican law, the enforceability of a guarantee in a Mexican court is contingent on the genuineness, validity and enforceability of any underlying obligations.

The collection of interest on interest may not be enforceable in Mexico

Mexican law does not permit the collection of interest on interest and, as a result, the accrual of default interest, if any, on past due ordinary interest accrued in respect of the notes may be unenforceable in Mexico.

Developments in other countries may affect prices for the debt securities and adversely affect our ability to raise additional financing

The market value of securities of Mexican companies is, to varying degrees, influenced by economic and securities market conditions in other emerging market countries. Although economic conditions are different in each country, investors’ reaction to developments in one country can have effects on the securities of issuers in other countries, including Mexico. We cannot assure you that events elsewhere, especially in emerging markets, will not adversely affect the market value of our securities.

USE OF PROCEEDS

Unless otherwise disclosed in connection with a particular offering of securities, we intend to use the net proceeds from the sale of the securities for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued under a base indenture, dated as of February 5, 2010 (as amended and supplemented by the First Supplemental Indenture dated as of February 5, 2010, the Second Supplemental Indenture dated as of April 1, 2011, the Third Supplemental Indenture dated as of September 6, 2013 and the Fourth Supplemental Indenture dated as of October 18, 2013, the “base indenture”), and supplemental indentures relating to particular series of debt securities (collectively, the “indenture”). The indenture is an agreement among us, The Bank of New York Mellon, as trustee, and any other applicable party thereto.

Our debt securities will be guaranteed by the Guarantors, but will not be guaranteed by any other of our subsidiaries.

The following section summarizes the material terms that are common to all series of debt securities issued by Coca-Cola FEMSA and guaranteed by the Guarantors, and to the indenture under which such securities are issued, unless otherwise indicated in this section or in the prospectus supplement relating to a particular series. We will describe the particular terms of each series of debt securities offered in a supplement to this prospectus.

Because this section is a summary, it does not describe every aspect of the debt securities and the indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including the definition of various terms used in the indenture. For example, we describe the meanings for only the more important terms that have been given special meanings in the indenture. We also include references in parentheses to some sections of the base indenture.

The indenture and the documents relating to each series of debt securities contain the full legal text of the matters summarized in this section. We have filed a copy of the base indenture with the SEC as an exhibit to the registration statement of which this prospectus forms a part. We will file a copy of the supplemental indentures relating to particular series of debt securities with the SEC. Upon request, we will provide you with a copy of the indenture. See “Where You Can Find More Information” for information concerning how to obtain a copy.

In this section, references to “we,” “us” and “our” are to Coca-Cola FEMSA, S.A.B. de C.V. only and do not include our subsidiaries or affiliates. References to “the Guarantors” are to Propimex, S. de R.L. de C.V., Comercializadora La Pureza de Bebidas, S. de R.L. de C.V., Controladora Interamericana de Bebidas, S. de R.L. de C.V., Grupo Embotellador Cimsa, S. de R.L. de C.V., Refrescos Victoria del Centro, S. de R.L. de C.V., Servicios Integrados Inmuebles del Golfo, S. de R.L. de C.V. and Yoli de Acapulco, S.A. de C.V., which are our subsidiaries and the guarantors of the debt securities. References to “holders” mean those who have debt securities registered in their names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities issued in book-entry form through The Depository Trust Company or in debt securities registered in street name. Owners of beneficial interests in debt securities should refer to “Form of Securities, Clearing and Settlement.”

The debt securities will be issued in one or more series. The following discussion of provisions of the debt securities, including, among others, the discussion of provisions described under “—Redemption of Debt Securities,” “—Defaults, Remedies and Waiver of Defaults,” “—Modification and Waiver” and “—Defeasance,” applies to individual series of debt securities.

General

Indenture

Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued under the indenture. The indenture is an agreement among us, the Guarantors and The Bank of New York Mellon, as trustee. The trustee has the following two main roles:

•	First, the trustee can enforce your rights against us if we default in respect of the debt securities and the Guarantors default in respect of the guarantees. There are some limitations on the extent to which the trustee acts on your behalf, which we describe under “—Defaults, Remedies and Waiver of Defaults.”

•	Second, the trustee performs administrative duties for us, such as making interest payments and sending notices to holders of debt securities.

Subsidiary Guarantors

The Guarantors will irrevocably and unconditionally guarantee the full and punctual payment of principal, premium, if any, interest, additional amounts and any other amounts that may become due and payable by us in respect of the debt securities and the indenture. If we fail to pay any such amount, you may seek payment from the Guarantors of any amount that is due and required to be paid.

Ranking of the Debt Securities

Our debt securities will be senior unsecured obligations and, as such, will not be secured by any of our assets or properties or any assets or properties of any of our subsidiaries. As a result, by owning the debt securities, you will be one of our unsecured creditors. The debt securities will not be subordinated or senior to any of our other unsecured and unsubordinated obligations. In the event of a bankruptcy or liquidation proceeding against us, the debt securities would rank equally in right of payment with all our other unsecured and unsubordinated obligations.

The debt securities will be effectively subordinated to any secured obligations we may incur in the future and to all of the existing and future obligations of our subsidiaries other than the Guarantors. Claims of creditors of our subsidiaries, including trade creditors and bank and other lenders, will have priority over the holders of the debt securities in claims to assets of our subsidiaries.

The Guarantors’ guarantees of the debt securities will not be secured by any of their assets or properties. As a result, if any of the Guarantors were required to pay under the guarantees, holders of the debt securities would be unsecured creditors of such Guarantor. The guarantees will not be subordinated to any of the Guarantors’ other unsecured obligations. In the event of a bankruptcy or liquidation proceeding against any Guarantor, the guarantees of such Guarantor would rank equally in right of payment with all of such Guarantor’s other unsecured and unsubordinated obligations.

Stated Maturity and Maturity

The day on which the principal amount of the debt securities is scheduled to become due is called the “stated maturity” of the principal. The principal may become due before the stated maturity by reason of redemption or acceleration after a default. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the dates when interest payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of the debt securities without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Form and Denominations

The debt securities will be issued only in fully registered book-entry form without coupons and in denominations of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof, unless otherwise specified in the applicable prospectus supplement. (Section 302)

Except in limited circumstances, the debt securities will be issued in the form of global debt securities. See “Form of Securities, Clearing and Settlement.”

Further Issues

Unless otherwise specified in the applicable prospectus supplement, we reserve the right, from time to time without the consent of holders of a particular series of the debt securities, to issue additional debt securities on terms and conditions substantially identical to those of such series of debt securities (except as to denomination and as may otherwise be provided in any applicable prospectus supplement). (Section 301)

Payment Provisions

Payments on the Debt Securities

We will pay interest on the debt securities on the interest payment dates stated in the applicable prospectus supplement and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date.

For interest due on a debt security on an interest payment date, we will pay the interest to the holder in whose name the debt security is registered at the close of business on the regular record date relating to the interest payment date. For interest due, but not punctually paid or duly provided for, on any interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the debt security. (Section 306)

For principal due on a debt security at maturity, we will pay the amount to the holder of the debt security against surrender of the debt security at the proper place of payment. (Section 1001)

Unless otherwise specified in the applicable prospectus supplement, we will compute interest on debt securities bearing interest at a fixed rate on the basis of a 360-day year of twelve 30-day months.

The regular record dates relating to the interest payment dates for any debt security will be set forth in the applicable prospectus supplement.

Payments on Global Debt Securities. For debt securities issued in global form, we will make payments on the debt securities in accordance with the applicable procedures of the depositary as in effect from time to time. (Section 1002) Under those procedures, we will make payments, through the trustee, directly to the depositary, or its nominee, as the registered holder of the global debt security and not to any indirect holders who own beneficial interests in a global debt security. An indirect holder’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

Payments on Certificated Debt Securities. For debt securities issued in certificated form, we will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at the holder’s address shown on the register maintained by the registrar as of the close of business on the regular record date. (Section 202) In addition, if we issue debt securities in certificated form, holders of debt securities in certificated form will be able to receive payment on their debt securities at the office or agency of the Company maintained in New York City or any other place as we may set forth in the applicable prospectus supplement. (Section 1002)

Payment When Offices Are Closed

If any payment is due on a debt security on a day that is not a business day, we will make the payment on the day that is the next business day. Payments postponed to the next business day in this situation will be treated under the indenture or the supplemental indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the debt securities, the indenture or the supplemental indenture. If interest on the debt securities is calculated on the basis of a 360-day year of twelve 30-day months, no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is (a) not a day on which banking institutions in New York City or Mexico City generally are authorized or obligated by law, regulation or executive order to close and (b) in the case of debt securities issued in certificated form, a day on which banks and financial institutions are generally open for business in the location of each office of a paying agent, but only with respect to a payment to be made at the office of such paying agent. (Section 101)

Paying Agents

If we issue debt securities in certificated form, we may appoint one or more financial institutions to act as our paying agents, at whose designated offices the debt securities may be surrendered for payment at their maturity. We may add, replace or terminate paying agents from time to time; provided that if any debt securities are issued in certificated form, so long as such debt securities are outstanding, we will maintain a paying agent in New York City. We may also choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in New York City, as a paying agent.

Unclaimed Payments

All money paid by us to the trustee or any paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any paying agent or anyone else. (Section 1003)

Payment of Additional Interest

We are required by Mexican law to deduct Mexican withholding taxes from payments of interest to holders of debt securities who are not residents of Mexico for tax purposes as described under “Taxation—Mexican Tax Considerations.”

Subject to the limitations and exceptions described below, we will pay to holders of the debt securities all additional amounts that may be necessary so that every net payment of interest or principal or premium to the holder will not be less than the amount provided for in the debt securities. By net payment, we mean the amount that we or our paying agent will pay the holder after we deduct or withhold an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed or levied with respect to that payment (or the payment of such additional amounts) by a Mexican taxing authority or the taxing authority of any other country under whose laws we or any successor of us (assuming the obligations of the debt securities, the indenture and any applicable supplemental indenture following a merger, consolidation or transfer, lease or conveyance of substantially all of our assets and properties) are organized at the time of payment, except for the United States (each, a “Taxing Jurisdiction”).

Our obligation to pay additional amounts is, however, subject to several important exceptions. We will not pay additional amounts to or on behalf of any holder or beneficial owner, or to the trustee, for or on account of any of the following:

•	any taxes, duties, assessments or other governmental charges imposed solely because at any time there is or was a connection between the holder and the Taxing Jurisdiction (other than the mere receipt of a payment or the ownership or holding of a debt security or the enforcement of rights with respect to a debt security);

•	any estate, inheritance, gift, sales, transfer, personal property or other similar tax, assessment or other governmental charge imposed with respect to the debt securities;

•	any taxes, duties, assessments or other governmental charges imposed solely because the holder or any other person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the Taxing Jurisdiction of the holder or any beneficial owner of the debt security if compliance is required by law, regulation or by an applicable income tax treaty to which such Taxing Jurisdiction is a party, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and we have given the holders at least 30 calendar days’ notice prior to the first payment date with respect to which such certification, identification or reporting requirement is required to the effect that holders will be required to provide such information and identification;

•	any tax, duty, assessment or other governmental charge payable otherwise than by deduction or withholding from payments on the debt securities;

•	any taxes, duties, assessments or other governmental charges with respect to a debt security presented for payment more than 15 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to holders, whichever occurs later, except to the extent that the holders of such debt security would have been entitled to such additional amounts on presenting such debt security for payment on any date during such 15-day period;

•	any payment on a debt security to a holder that is a fiduciary or partnership or a person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of the payment would not have been entitled to the additional amounts had the beneficiary, settlor, member or beneficial owner been the holder of such debt security;

•	any taxes, duties, assessments or other governmental charges that are imposed on a payment to an individual and are required to be made pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any other directive implementing the conclusions of the ECOFIN Council meetings of November 26 and 27, 2000, December 13, 2001, and January 21, 2003, or any law or agreement implementing or complying with, or introduced in order to conform to, such a directive; and

•	any combination of the items in the bullet points above. (Section 1008)

The limitations on our obligations to pay additional amounts described in the third bullet point above will not apply if the provision of information, documentation or other evidence described in the applicable bullet point would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a holder or beneficial owner of a debt security, taking into account any relevant differences between U.S. and Mexican law, regulation or administrative practice, or the laws, regulations or administrative practices of any other Taxing Jurisdiction, than comparable information or other reporting requirements imposed under U.S. tax law (including the United States/Mexico Income Tax Treaty), regulations (including proposed regulations) and administrative practice. (Section 1008(a))

Applicable Mexican regulations currently allow us to withhold at a reduced rate, provided that we comply with certain information reporting requirements. Accordingly, the limitations on our obligations to pay additional amounts described in the third bullet point above also will not apply with respect to any Mexican withholding taxes unless (a) the provision of the information, documentation or other evidence described in the applicable bullet point is expressly required by the applicable Mexican regulations, (b) we cannot obtain the information, documentation or other evidence necessary to comply with the applicable Mexican regulations on our own through reasonable diligence and (c) we otherwise would meet the requirements for application of the applicable Mexican regulations.

In addition, the limitation described in the third bullet point above does not require that any person that is not a resident of Mexico for tax purposes, including any non-Mexican pension fund, retirement fund or financial institution, register with the Secretaría de Hacienda y Crédito Público (the Ministry of Finance and Public Credit, or the “SHCP”) to establish eligibility for an exemption from, or a reduction of, Mexican withholding tax.

We will remit the full amount of any taxes withheld to the applicable taxing authorities in accordance with the applicable law of the Taxing Jurisdiction. We will also provide the trustee with documentation (which may consist of copies of such documentation) reasonably satisfactory to the trustee evidencing the payment of taxes in respect of which we have paid any additional amounts. We will provide copies of such documentation to the holders of the debt securities or the relevant paying agent upon request. (Section 1008(a))

In the event that additional amounts actually paid with respect to the debt securities pursuant to the preceding paragraphs are based on rates of deduction or withholding of taxes in excess of the appropriate rate applicable to the holder of such debt securities, and as a result thereof such holder is entitled to make a claim for a refund or credit of such excess from the authority imposing such withholding tax, then such holder shall, by accepting such debt securities, be deemed to have assigned and transferred all right, title and interest to any such claim for a refund or credit of such excess to us. However, by making such assignment, the holder makes no representation or warranty that we will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto. (Section 1008(d))

Any reference in this prospectus, the base indenture, any applicable supplemental indenture or the debt securities to principal, premium, if any, interest or any other amount payable in respect of the debt securities by us will be deemed also to refer to any additional amounts that may be payable with respect to that amount under the obligations referred to therein. (Section 1008(e))

Redemption of Debt Securities

We will not be permitted to redeem the debt securities before their stated maturity, except as set forth below. (Section 1101(a)) The debt securities will not be entitled to the benefit of any sinking fund—meaning that we will not deposit money on a regular basis into any separate account to repay your debt securities. In addition, you will not be entitled to require us to repurchase your debt securities from you before the stated maturity.

Optional Redemption

If so indicated in the applicable prospectus supplement, we will be entitled, at our option, to redeem some or all of the outstanding debt securities from time to time at the redemption price set forth in the applicable prospectus supplement. If the debt securities are redeemable only on or after a specified date or upon the satisfaction of additional conditions, the prospectus supplement will specify the date or describe the conditions. In each case we will also pay you accrued and unpaid interest, if any, to the redemption date. Debt securities, or any portion thereof called for redemption, will stop bearing interest on and after the redemption date, unless the redemption payment of such debt security is not paid to you upon surrender. (Sections 301, 1101 and 1104)

Redemption for Taxation Reasons

If either:

•	as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of Mexico, or any political subdivision or taxing authority thereof or therein affecting taxation, or any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, rules or regulations becomes effective on or after the date of this offering memorandum, we would be obligated on the next succeeding interest payment date, after taking such measures as we may consider reasonable to avoid this requirement, to pay additional amounts in excess of those attributable to a withholding tax rate of 4.9% with respect to the debt securities (see “—Payment of Additional Amounts” and “Taxation—Mexican Tax Considerations”); or

•	in the event that we or any successor of us (assuming the obligations of the debt securities, the indenture and any supplemental indenture following a merger, consolidation or transfer, lease or conveyance of substantially all of our assets and properties) are organized under the laws of any Taxing Jurisdiction other than Mexico (the date on which we or a successor become subject to any such Taxing Jurisdiction, the “Succession Date”), and as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of such Taxing Jurisdiction, or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, rules or regulations becomes effective after the Succession Date, we would be obligated on the next succeeding interest payment date, after taking such measures as we may consider reasonable to avoid this requirement, to pay additional amounts in excess of those attributable to any withholding tax rate imposed by such Taxing Jurisdiction as of the Succession Date with respect to the debt securities, then we may, at our option, redeem the debt securities, in whole but not in part, at any time on giving not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the outstanding principal amount of the debt securities being redeemed, plus accrued and unpaid interest and any additional amounts due thereon up to but not including the date of redemption; provided, however, that (1) no notice of redemption for tax reasons may be given earlier than 90 days prior to the earliest date on which we would be obligated to pay these additional amounts if a payment on the debt securities were then due and (2) at the time such notice of redemption is given such obligation to pay such additional amounts remains in effect. (Section 1101(c))

Prior to the giving of any notice of redemption for taxation reasons, we will deliver to the trustee:

•	a certificate signed by one of our duly authorized representatives stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right of redemption for taxation reasons have occurred; and

•	an opinion of legal counsel (which may be our in-house counsel) of recognized standing to the effect that we have or will become obligated to pay such additional amounts as a result of such change or amendment. (Section 1101(d))

This notice, after it is delivered to the holders, will be irrevocable. (Section 1102)

Covenants

The following covenants will apply to us and our subsidiaries for so long as any debt security remains outstanding. These covenants restrict our ability and the ability of our subsidiaries to enter into certain transactions. However, these covenants do not limit our ability to incur indebtedness or require us to comply with financial ratios or to maintain specified levels of net worth or liquidity. In addition, these covenants and the indenture generally do not limit the ability of our principal shareholders to reduce their ownership interest in us.

Limitation on Liens

We may not, and we may not allow any of our significant subsidiaries to, create, incur, issue or assume any liens on our property to secure debt where the debt secured by such liens would exceed an aggregate amount equal to the greater of (1) U.S.$700 million and (2) 20% of our Consolidated Net Tangible Assets less, in each case, the aggregate amount of attributable debt of us and our significant subsidiaries pursuant to the first bullet point under “—Limitation on Sales and Leasebacks,” unless we secure the debt securities equally with, or prior to, the debt secured by such liens. This restriction will not, however, apply to the following:

•	liens on property acquired and existing on the date the property was acquired or arising after such acquisition pursuant to contractual commitments entered into prior to such acquisition and not in contemplation of such acquisition;

•	liens on any property securing debt incurred or assumed for the purpose of financing its purchase price or the cost of its construction, improvement or repair; provided that such lien attaches to the property within 12 months of its acquisition or the completion of its construction, improvement or repair and does not attach to any other property;

•	liens existing on any property of any subsidiary prior to the time that the subsidiary became a subsidiary of ours or liens arising after that time under contractual commitments entered into prior to and not in contemplation of that event;

•	liens on any property securing debt owed by a subsidiary of ours to us or to another of our subsidiaries;

•	liens existing on the date the debt securities are issued;

•	liens resulting from the deposit of funds or evidence of debt in trust for the purpose of defeasing our debt or the debt of any of our subsidiaries;

•	any (i) liens for taxes, assessments and other governmental charges and (ii) attachment or judgment liens, in each case, the payment of which is being contested in good faith by appropriate proceedings for which such reserves or other appropriate provision, if any, as may be required by International Financial Reporting Standards shall have been made; and

•	liens arising out of the refinancing, extension, renewal or refunding of any debt described above, provided that the aggregate principal amount of such debt is not increased and such lien does not extend to any additional property. (Section 1006)

“Consolidated Net Tangible Assets” means at any time the total assets (stated net of properly deductible items, to the extent not already deducted in the computation of total assets) appearing on our consolidated balance sheet less all goodwill and intangible assets appearing on such balance sheet, all determined on a consolidated basis at such time in accordance with Mexican Financial Reporting Standards (“Mexican FRS”). (Section 101)

For purposes of this covenant, the covenant set forth under “—Limitation on Sale and Leaseback Transactions” and the events of default set forth under “—Defaults, Remedies and Waiver of Default—Events of Default,” “significant subsidiary” means any or our subsidiaries that meets the definition of significant subsidiary under Regulation S-X as promulgated by the SEC. As of December 31, 2012, our significant subsidiaries consisted of Propimex, S. de R.L. de C.V., Controladora Interamericana de Bebidas, S.A. de C.V., Spal Indústria Brasileira de Bebidas, S.A., Coca-Cola FEMSA de Venezuela, S.A. and Industria Nacional de Gaseosas, S.A. (Section 101)

Limitation on Sales and Leasebacks

We may not, and we may not allow any of our significant subsidiaries to, enter into any sale and leaseback transaction without effectively providing that the debt securities will be secured equally and ratably with or prior to the sale and leaseback transaction, unless:

•	the aggregate amount of attributable debt of us and our significant subsidiaries pursuant to this bullet point would not exceed an aggregate amount equal to the greater of (1) U.S.$700 million or (2) 20% of our Consolidated Net Tangible Assets less, in each case, any secured indebtedness permitted under “—Limitation on Liens” that does not secure the debt securities equally with, or prior to, the debt secured by such liens; or

•	we or one of our subsidiaries, within 12 months of the sale and leaseback transaction, retire debt not owed to us or any of our subsidiaries that is not subordinated to the debt securities or invest in equipment, plant facilities or other fixed assets used in the operations of us or any of our subsidiaries, in an aggregate amount equal to the greater of (1) the net proceeds of the sale or transfer of the property or other assets that are the subject of the sale and leaseback transaction and (2) the fair market value of the property leased. (Section 1007)

Notwithstanding the foregoing, we and/or our subsidiaries may enter into sale and leaseback transactions that solely refinance, extend, renew or refund sale and leaseback transactions permitted under the bullet points above and the restriction described in the preceding paragraph will not apply to such sale and leaseback transactions.

“Sale and leaseback transaction” means a transaction or arrangement between us or one of our subsidiaries and a bank, insurance company or other lender or investor where we or our subsidiary leases property for an initial term of three years or more that was or will be sold by us or our significant subsidiary to that lender or investor for a sale price of U.S.$5 million (or its equivalent in other currencies) or more. (Section 101)

“Attributable debt” means, with respect to any sale and leaseback transaction, the lesser of (1) the fair market value of the asset subject to such transaction and (2) the present value, discounted at a rate per annum equal to the discount rate of a capital lease obligation with a like term in accordance with Mexican FRS, of the obligations of the lessee for net rental payments (excluding amounts on account of maintenance and repairs, insurance, taxes, assessments and similar charges and contingent rents) during the term of the lease. (Section 101)

Provision of Information

We will furnish the trustee with copies of our annual report and the information, documents and other reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), including our annual reports on Form 20-F and reports on Form 6-K, within 15 days after we file them with the SEC. In addition, we will make the same information, documents and other reports available, at our expense, to holders who so request in writing. (Section 1005)

If, in the future, we are not required to file such information, documents or other reports pursuant to Section 13 or 15(d) of the Exchange Act, we will furnish to the trustee copies of the audited annual financial statements within 120 days after the end of our fiscal year and copies of the unaudited quarterly financial statements within 60 days of the end of each of the first three fiscal quarters of each year. (Section 1005)

If any of our officers becomes aware that a default or event of default or an event that with notice or the lapse of time would be an event of default has occurred and is continuing, as the case may be, we will deliver a certificate to the trustee describing the details thereof and the action we are taking or propose to take. (Section 1004)

If we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act at any time when the debt securities are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, we will furnish to any holder of debt securities, or to any prospective purchaser designated by such holder, financial and other information described in Rule 144A(d)(4) with respect to us to the extent required to permit such holder to comply with Rule 144A in connection with any resale of debt securities held by such holder. (Section 1005)

Merger, Consolidation or Sale of Assets

We may not consolidate with or merge into any other person or, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of our assets and properties and may not permit any person to consolidate with or merge into us, unless all of the following conditions are met:

•	if we are not the successor person in the transaction, the successor expressly assumes our obligations under the debt securities, the indenture or any applicable supplemental indenture;

•	immediately after the transaction, no default under the debt securities has occurred and is continuing. For this purpose, “default under the debt securities” means an event of default or an event that would be an event of default with respect to the debt securities if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. See “—Defaults, Remedies and Waiver of Defaults”; and

•	we have delivered to the trustee an officer’s certificate and opinion of counsel, each stating, among other things, that the transaction complies with the indenture. (Section 801)

If the conditions described above are satisfied, we will not have to obtain the approval of the holders in order to merge or consolidate or to sell or otherwise dispose of our properties and assets substantially as an entirety. In addition, these conditions will apply only if we wish to merge into or consolidate with another person or sell or otherwise dispose of all or substantially all of our assets and properties. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another person, any transaction that involves a change of control of our company, but in which we do not merge or consolidate, and any transaction in which we sell or otherwise dispose of less than substantially all our assets.

No Guarantor may consolidate with or merge into any other person or, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of its assets and properties and may not permit any person to consolidate with or merge into it, unless substantially the same conditions set forth above are satisfied with respect to such Guarantor. (Section 301 of the second, third and fourth supplemental indentures, dated as of April 1, 2011, September 6, 2013 and October 18, 2013, respectively)

Defaults, Remedies and Waiver of Defaults

You will have special rights if an event of default with respect to the debt securities you hold occurs and is not cured, as described below.

Events of Default

Each of the following will be an “event of default” with respect to any series of the debt securities:

•	we fail to pay interest on any debt security within 30 days after its due date;

•	we fail to pay the principal or premium, if any, of any debt security on its due date;

•	we remain in breach of any covenant in the indenture for the benefit of holders of the debt securities of any series, for 90 days after we receive a notice of default (sent by the trustee at the written request of holders of not less than 25% in principal amount of the debt securities of that series to us or by the holders of at least 25% in principal amount of the debt securities of that series to us and the trustee) stating that we are in breach;

•	we or any of our significant subsidiaries experience a default or event of default under any instrument relating to debt, prior to its maturity, that results in the failure to pay principal, or in the acceleration of an aggregate principal amount equal to or greater than U.S.$100 million (or its equivalent in other currencies);

•	a final judgment is rendered against us or any of our significant subsidiaries in an aggregate amount in excess of U.S.$50 million (or its equivalent in other currencies) that is not discharged or bonded in full within 90 days, for 10 days after we receive a notice of this default (sent by the trustee at the written request of holders of not less than 25% in principal amount of the debt securities of such series to us or by the holders of at least 25% in principal amount of the debt securities of such series to us and the trustee); or

•	we or any of our significant subsidiaries file for bankruptcy, or other events of bankruptcy, insolvency or reorganization or similar proceedings occur relating to us or any of our significant subsidiaries.

Remedies Upon Event of Default

If an event of default with respect to any series of debt securities occurs and is not cured or waived, the trustee, at the written request of holders of not less than 25% in principal amount of such series of debt securities, may declare the entire principal amount of all the debt securities to be due and payable immediately, and upon any such declaration the principal, any accrued interest and any additional amounts shall become due and payable. If, however, an event of default with respect to any series occurs because of a bankruptcy, insolvency or reorganization relating to us or any of our significant subsidiaries, the entire principal amount of all the debt securities of such series and any accrued interest and any additional amounts will be automatically accelerated, without any action by the trustee or any holder and any principal, interest or additional amounts will become immediately due and payable. (Section 502)

Each of the situations described in the preceding paragraph is called an acceleration of the maturity of the debt securities. If at any time after a declaration of acceleration with respect to any series of debt securities is made and before a judgment for payment has been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series (except in the event of an event of default arising from bankruptcy, insolvency or reorganization or similar proceedings) may rescind and annul such declaration and its consequences, provided that all amounts then due (other than amounts due solely because of such acceleration) have been paid and all other defaults with respect to such series of debt securities have been cured or waived. (Section 502)

If any event of default occurs, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use under the circumstances in conducting his or her own affairs. (Section 601)

The trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection, known as an indemnity, from expenses and liability. Subject to the trustee’s right to receive an indemnity that is reasonably satisfactory to it, the holders of a majority in principal amount of the applicable series of outstanding debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in writing in performing any other action under the indenture with respect to the debt securities. (Sections 512 and 603(e))

Before a holder of any debt securities of any series bypasses the trustee and brings its own lawsuit or other formal legal action or takes other steps to enforce its rights or protect its interests relating to the debt securities, the following must occur:

•	the holder must give the trustee written notice that an event of default has occurred with respect to the debt securities of such series and the event of default has not been cured or waived;

•	the holders of not less than 25% in principal amount of the outstanding debt securities of such series must make a written request that the trustee take action with respect to the debt securities because of the default and they or other holders must offer to the trustee indemnity against the cost and other liabilities incurred by complying with such request;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•	during those 60 days, the holders of a majority in principal amount of the outstanding debt securities of such series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the outstanding debt securities of such series. (Section 507)

A holder will be entitled, however, at any time to bring a lawsuit for the payment of money due on any debt securities held by that holder on or after its due date. (Section 508)

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Waiver of Default

The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive a past default for all the debt securities of such series. If this happens, the default will be treated as if it had been cured. However, no holder may waive (i) a payment default on any debt security or (ii) a covenant default by which we make any of the changes in “—Modification and Waiver—Changes Requiring Each Holder’s Approval” without obtaining the approval of each affected holder of outstanding debt securities of such series. (Section 513)

Modification and Waiver

There are three types of changes we can make to the indenture, any supplemental indenture and the outstanding debt securities under the indenture.

Changes Requiring Each Holder’s Approval

The following changes cannot be made without the approval of each holder of an outstanding debt security affected by the change:

•	a change in the stated maturity of any principal or interest payment on a debt security;

•	a reduction in the principal amount, the interest rate or the redemption price for a debt security;

•	a change in our obligation to pay additional amounts;

•	a change in the currency of any payment on a debt security other than as permitted by the debt security;

•	a change in the place of any payment on a debt security;

•	an impairment of the holder’s right to sue for payment of any amount due on its debt security;

•	a reduction in the percentage in principal amount of the debt securities needed to change the indenture, any supplemental indenture or the outstanding debt securities under the indenture; and

•	a reduction in the percentage in principal amount of the outstanding debt securities needed to waive our compliance with the indenture, any supplemental indenture or to waive defaults. (Section 902)

Changes Not Requiring Approval

Some changes will not require the approval of holders of debt securities. These changes are limited to specific kinds of changes, like the addition of covenants, events of default or security, and other clarifications and changes that would not adversely affect the holders of outstanding debt securities under the indenture in any material respect. (Section 901)

Changes Requiring Majority Approval

Any other change to the indenture, any supplemental indenture or the debt securities of any series will be required to be approved by the holders of a majority in principal amount of the outstanding debt securities of such series affected by the change or waiver. The required approval must be given by written consent. (Section 902)

The same majority approval will be required for us to obtain a waiver of certain of our covenants in the indenture and any supplemental indenture. Our covenants include the promises we make about merging, creating liens on our interests and entering into sale and leaseback transactions, which we describe under “—Merger, Consolidation or Sale of Assets” and “—Covenants.” If the holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular debt security, the indenture or any supplemental indenture, as it affects that debt security, that we cannot change without the approval of the holder of that debt security as described under in “—Changes Requiring Each Holder’s Approval,” unless that holder approves the waiver. (Section 1010)

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture, any supplemental indenture or the debt securities or request a waiver.

Defeasance

We may, at our option, elect to terminate (1) all of our or the Guarantors’ obligations with respect to the debt securities (“legal defeasance”), except for certain obligations, including those regarding any trust established for defeasance and obligations relating to the transfer and exchange of the debt securities, the replacement of mutilated, destroyed, lost or stolen debt securities, the maintenance of agencies with respect to the debt securities and the rights, powers, trusts, duties, immunities and indemnities and other provisions in respect of the trustee (Sections 1201 and 1202) or (2) our or the Guarantors’ obligations under certain covenants in the indenture, so that any failure to comply with such obligations will not constitute an event of default (“covenant defeasance”) in respect of a particular series of debt securities. (Sections 1201 and 1203) In order to exercise either legal defeasance or covenant defeasance, we must irrevocably deposit with the trustee U.S. dollars or such other currency in which the debt securities are denominated (the “securities currency”), government obligations of the United States or a government, governmental agency or central bank of the country whose currency is the securities currency, or any combination thereof, in such amounts as will be sufficient to pay the principal, premium, if any, and interest (including additional amounts) in respect of the debt securities then outstanding on the maturity date of the debt securities, and comply with certain other conditions, including, without limitation, the delivery of opinions of counsel as to specified tax and other matters. (Sections 1201, 1204 and 1205)

If we elect either legal defeasance or covenant defeasance with respect to any series of debt securities, we must so elect it with respect to all of the outstanding debt securities of such series. (Section 1201)

Special Rules for Actions by Holders

When holders take any action under the indenture or any supplemental indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, we will apply the following rules.

Only Outstanding Debt Securities are Eligible for Action by Holders

Only holders of outstanding debt securities of a particular series will be eligible to vote or participate in any action by holders of such series. In addition, we will count only outstanding debt securities of that series in determining whether the various percentage requirements for voting or taking action have been met. For these purposes, a debt security will not be “outstanding” if it has been surrendered for cancellation or if we have deposited or set aside, in trust for its holder, money for its payment or redemption. (Section 101) In addition, any debt securities owned or held by us or any of our affiliates will be disregarded and deemed not to be outstanding for these purposes.

Determining Record Dates for Action by Holders

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the indenture or the supplemental indenture. In some limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt securities may be set in accordance with procedures established by the depositary from time to time. (Section 104)

Transfer Agents

We may appoint one or more transfer agents, at whose designated offices any debt securities in certificated form may be transferred or exchanged and also surrendered before payment is made at maturity. Initially, we have appointed the trustee, at its corporate trust office in New York City, as transfer agent. We may also choose to act as our own transfer agent. We must notify you of changes in the transfer agent as described under “—Notices.” If we issue debt securities in certificated form, holders of debt securities in certificated form will be able to transfer their debt securities, in whole or in part, by surrendering the debt securities, with a duly completed form of transfer, for registration of transfer at the office of our transfer agent in New York City. We will not charge any fee for the registration or transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer. (Sections 304 and 1002)

Notices

As long as we issue debt securities in global form, notices to be given to holders will be given to DTC, in accordance with its applicable policies as in effect from time to time. If we issue debt securities in certificated form, notices to be given to holders will be sent by mail to the respective addresses of the holders as they appear in the register maintained by the registrar, and will be deemed given when mailed. (Section 106)

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder. (Section 106)

Governing Law

The indenture, any supplemental indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, United States of America. (Section 113)

Submission to Jurisdiction

In connection with any legal action or proceeding arising out of or relating to the debt securities, the indenture or any supplemental indenture (subject to the exceptions described below), we have:

•	submitted to the jurisdiction of any U.S. federal or New York state court in the Borough of Manhattan, the City of New York, and any appellate court thereof;

•	agreed that all claims in respect of such legal action or proceeding may be heard and determined in such U.S. federal or New York state court and waived, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding and any right of jurisdiction on account of our present or future place of residence or domicile; and

•	appointed CT Corporation System, with an office at 111 Eighth Avenue, New York, New York 10011, United States of America, as process agent, and such agent has accepted such appointment.

The process agent will receive, on our behalf, service of copies of the summons and complaint and any other process which may be served in any such legal action or proceeding brought in such New York state or U.S. federal court sitting in New York City. Service may be made by mailing or delivering a copy of such process to us at the address specified above for the process agent. (Section 115)

A final judgment in any of the above legal actions or proceedings will be conclusive and may be enforced in other jurisdictions, in each case, to the extent permitted under the applicable laws of such jurisdiction.

In addition to the foregoing, the holders may serve legal process in any other manner permitted by applicable law. The above provisions do not limit the right of any holder to bring any action or proceeding against us or our properties in other courts where jurisdiction is independently established.

To the extent that we have or hereafter may acquire or have attributed to us any sovereign or other immunity under any law, we have agreed to waive, to the fullest extent permitted by law, such immunity from jurisdiction or to service of process in respect of any legal suit, action or proceeding arising out of or relating to the indenture or the debt securities. (Section 115)

Currency Indemnity

We will indemnify the trustee and any holder of debt securities against any loss incurred by the trustee or such holder as a result of any judgment for any amount due under the indenture and the debt securities being expressed and paid in a currency other than the securities currency. Our obligations under the debt securities will be discharged only to the extent that the trustee or the relevant holder is able to purchase the securities currency with any other currency paid to the trustee or that holder in accordance with any judgment or otherwise. If the trustee or the holder cannot purchase the securities currency in the amount originally to be paid, we have agreed to pay the difference. The holder, however, agrees that, if the amount of the securities currency purchased exceeds the amount originally to be paid to such holder, the holder will reimburse the excess to us. (Section 1009)

Our Relationship with the Trustee

The Bank of New York Mellon is initially serving as the trustee for the debt securities. The Bank of New York Mellon or its affiliates may have other business relationships with us from time to time.

DESCRIPTION OF WARRANTS

We may issue warrants, in one or more series, for the purchase of debt securities. Warrants may be issued independently or together with our debt securities and may be attached to or separate from any offered securities. In addition to this summary, you should refer to the detailed provisions of the specific warrant agreement for complete terms of the warrants and the warrant agreement. A form of warrant agreement will be filed as an exhibit to the registration statement.

The warrants will be evidenced by warrant certificates. Unless otherwise specified in the prospectus supplement, the warrant certificates may be traded separately from the debt securities, if any, with which the warrant certificates were issued. Warrant certificates may be exchanged for new warrant certificates of different denominations at the office of an agent that we will appoint. Until a warrant is exercised, the holder of a warrant does not have any of the rights of a holder of our debt securities and is not entitled to any payments on any debt securities issuable upon exercise of the warrants.

A prospectus supplement accompanying this prospectus relating to a particular series of warrants will describe the terms of those warrants, including:

•	the title and the aggregate number of warrants;

•	the debt securities for which each warrant is exercisable;

•	the date or dates on which the right to exercise such warrants commence and expire;

•	the price or prices at which such warrants are exercisable;

•	the currency or currencies in which such warrants are exercisable;

•	the periods during which and places at which such warrants are exercisable;

•	the terms of any mandatory or optional call provisions;

•	the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

•	the identity of the warrant agent; and

•	the exchanges, if any, on which such warrants may be listed.

You may exercise warrants by payment to our warrant agent of the exercise price, in each case in such currency or currencies as are specified in the warrant, and giving your identity and the number of warrants to be exercised. Once you pay our warrant agent and deliver the properly completed and executed warrant certificate to our warrant agent at the specified office, our warrant agent will, as soon as practicable, forward securities to you in authorized denominations or share amounts. If you exercise less than all of the warrants evidenced by your warrant certificate, you will be issued a new warrant certificate for the remaining amount of warrants.

DESCRIPTION OF GUARANTEES

Under our guarantees of debt securities issued by others, we will irrevocably and unconditionally guarantee the full and punctual payment of principal, premium, if any, interest, additional amounts and any other amounts that may become due and payable by the issuer in respect of the series of debt securities that were provided with our guarantees. If the issuer fails to pay any such amount, we will pay the amount that is due and required to be paid.

Set forth below is a summary of the terms of our guarantees. This summary does not purport to be complete, and is qualified in its entirety by reference to the relevant terms of the guarantees.

Our guarantees:

•	will be our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated obligations (including guarantees of subsidiaries’ indebtedness);

•	will be effectively subordinated to all of our existing and future secured obligations and to all existing and future liabilities of our subsidiaries; and

•	do not restrict our ability or the ability of our subsidiaries to incur or guarantee additional indebtedness in the future.

We are a holding company, and our principal assets are shares that we hold in our subsidiaries. Our guarantees will not be secured by any of our assets or properties. As a result, by owning our guarantees, you will be one of our unsecured creditors. The guarantees will not be subordinated to any of our other unsecured obligations. In the event of a bankruptcy or liquidation proceeding against us, the guarantees would rank equally in right of payment with all our other unsecured and unsubordinated obligations (including guarantees of subsidiaries’ indebtedness).

FORM OF SECURITIES, CLEARING AND SETTLEMENT

Global Securities

Unless otherwise specified in the applicable prospectus supplement, the following information relates to the form, clearing and settlement of U.S. dollar-denominated debt securities.

We will issue the securities in global form, without interest coupons. Securities issued in global form will be represented, at least initially, by one or more global debt securities. Upon issuance, global securities will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”), and registered in the name of Cede & Co., as DTC’s partnership nominee. Ownership of beneficial interests in each global security will be limited to persons who have accounts with DTC, whom we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that, under procedures established by DTC, ownership of beneficial interests in each global security will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global securities).

Beneficial interests in the global debt securities may be credited within DTC to its direct and indirect participants, including Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream, Luxembourg Banking, société anonyme (“Clearstream, Luxembourg”) on behalf of the owners of such interests.

Investors may hold their interests in the global debt securities directly through DTC, Euroclear or Clearstream, Luxembourg, if they are participants in those systems, or indirectly through organizations that are participants in those systems.

Beneficial interests in the global debt securities may not be exchanged for securities in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for Global Securities

Interests in the global debt securities will be subject to the operations and procedures of DTC, Euroclear and Clearstream, Luxembourg. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we, the trustee, the security registrar, any paying agent, nor any transfer agent is responsible for those operations or procedures.

DTC has advised that it is:

•	a limited purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the U.S. Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold debt securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic computerized book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations; and certain other organizations. Indirect access to DTC’s system is also available to others such as securities brokers and dealers; banks and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC or its nominee is the registered owner of a global debt security, DTC or its nominee will be considered the sole owner or holder of the securities represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global debt security:

•	will not be entitled to have securities represented by the global debt security registered in their names;

•	will not receive or be entitled to receive physical, certificated securities; and

•	will not be considered the registered owners or holders of the securities under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global security must rely on the procedures of DTC to exercise any rights of a holder of debt securities under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium, if any, and interest with respect to the securities represented by a global debt security will be made by the trustee to DTC’s nominee as the registered holder of the global debt security. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global security, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global debt security will be governed by standing instructions and customary practices and will be the responsibility of those participants or indirect participants and not of DTC, its nominee or us.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream, Luxembourg will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream, Luxembourg. To deliver or receive an interest in a global security held in a Euroclear or Clearstream, Luxembourg account, an investor must send transfer instructions to Euroclear or Clearstream, Luxembourg, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, Luxembourg, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream, Luxembourg participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream, Luxembourg.

Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant that purchases an interest in a global security from a DTC participant will be credited on the business day for Euroclear or Clearstream, Luxembourg immediately following the DTC settlement date. Cash received in Euroclear or Clearstream, Luxembourg from the sale of an interest in a global debt security to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account as of the business day for Euroclear or Clearstream, Luxembourg following the DTC settlement date.

DTC, Euroclear and Clearstream, Luxembourg have agreed to the above procedures to facilitate transfers of interests in the global debt securities among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee have any responsibility for the performance by DTC, Euroclear or Clearstream,

Luxembourg or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Debt Securities Denominated in a Currency other than U.S. Dollars

Unless otherwise specified in the applicable prospectus supplement, the following information relates to the form, clearing and settlement of debt securities denominated in a currency other than the U.S. dollar.

We will issue the debt securities as one or more global securities registered in the name of a common depositary for Clearstream, Luxembourg and Euroclear. Investors may hold book-entry interests in the global securities through organizations that participate, directly or indirectly, in Clearstream, Luxembourg and/or Euroclear. Book-entry interests in the debt securities and all transfers relating to the debt securities will be reflected in the book-entry records of Clearstream, Luxembourg and Euroclear.

The distribution of the debt securities will be carried through Clearstream, Luxembourg and Euroclear. Any secondary market trading of book-entry interests in the debt securities will take place through participants in Clearstream, Luxembourg and Euroclear and will settle in same-day funds. Owners of book-entry interests in the debt securities will receive payments relating to their debt securities in U.S. dollars or such other currency in which the debt securities are denominated, as applicable. Clearstream, Luxembourg and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. We have no responsibility for any aspect of the records kept by Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We do not supervise these systems in any way.

Clearstream, Luxembourg and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below, owners of beneficial interests in the debt securities will not be entitled to have the debt securities registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indenture governing the debt securities, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a debt security must rely on the procedures of the Clearstream, Luxembourg and Euroclear and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, in order to exercise any rights of a holder of debt securities.

This description of the clearing systems reflects our understanding of the rules and procedures of Clearstream, Luxembourg and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time. We have obtained the information in this section concerning Clearstream, Luxembourg and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Clearstream, Luxembourg and Euroclear

Clearstream, Luxembourg has advised that it is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the supervision of the financial sector (Commission de surveillance du secteur financier); it holds securities for its customers and facilitates the clearance and settlement of securities transactions among them, and does so through electronic book-entry transfers between the accounts of its customers, thereby eliminating the need for physical movement of certificates; it provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities; it interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships; its customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries; its U.S. customers are limited to securities brokers and dealers and banks; and indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear has advised that it is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financiére) and the National Bank of Belgium (Banque Nationale de Belgique); it holds securities for its participants and facilitates the clearance and settlement of securities transactions among them; it does so through simultaneous electronic book-entry delivery against payments, thereby eliminating the need for physical movement of certificates; it provides other services to its participants, including credit, custody, lending and borrowing of securities and tri-party collateral management; it interfaces with the domestic markets of several countries; its customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and certain other professional financial intermediaries; indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers; and all securities in Euroclear are held on a fungible basis, which means that specific certificates are not matched to specific securities clearance accounts.

Clearance and Settlement Procedures

We understand that investors that hold their debt securities through Clearstream, Luxembourg or Euroclear accounts will follow the settlement procedures that are applicable to securities in registered form. Debt securities will be credited to the securities custody accounts of Clearstream, Luxembourg and Euroclear participants on the business day following the settlement date for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream, Luxembourg and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear. Secondary market trading will be settled using procedures applicable to securities in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the debt securities through Clearstream, Luxembourg and Euroclear on business days. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States or Mexico.

In addition, because of time zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States or Mexico. U.S. and Mexican investors who wish to transfer their interests in the debt securities, or to make or receive a payment or delivery of the debt securities on a particular day may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of participants in Clearstream, Luxembourg or Euroclear in accordance with the relevant systemic rules and procedures, to the extent received by its depositary. Clearstream, Luxembourg or Euroclear, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream, Luxembourg or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the debt securities among participants of Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Same-Day Settlement and Payment

The underwriters will settle the debt securities in immediately available funds. We will make all payments of principal and interest on the debt securities in immediately available funds. Secondary market trading between participants in Clearstream, Luxembourg and Euroclear will occur in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to securities in immediately available funds. See “—Clearstream, Luxembourg and Euroclear.”

Debt Securities Denominated in Pesos

Holders of debt securities denominated in Mexican pesos may own beneficial interests in the global security through the facilities of S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V. (“Indeval”), which is a participant in each of Clearstream, Luxembourg and Euroclear. Indeval is a privately owned securities depositary that is authorized and acts as a clearinghouse, depositary and central custodian for securities in Mexico. As such, Indeval provides settlement and transfer services and is the registration agent for Mexican securities transactions, eliminating the need for physical transfer of securities. Holders who own beneficial interests in the debt securities through Indeval may be required to certify as to their residency in accordance with the procedures of Indeval.

Certificated Debt Securities

Beneficial interests in a global debt security may not be exchanged for debt securities in physical, certificated form unless:

•	the depositary has notified us that it is no longer willing or able to discharge its responsibilities or has ceased to be a clearing agency registered under the Exchange Act; or

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated debt securities; or

•	certain other events provided in the indenture should occur, including the occurrence and continuance of an event of default with respect to the debt securities.

In all cases, certificated debt securities delivered in exchange for any global debt security will be registered in the names, and issued in any approved denominations, requested by the depositary.

In the event that we issue certificated securities under the limited circumstances described above, then holders of certificated securities may transfer their debt securities in whole or in part upon the surrender of the certificate to be transferred, together with a completed and executed assignment form endorsed on the definitive debt security, at the offices of the transfer agent in New York City. Copies of this assignment form may be obtained at the offices of the transfer agent in New York City. Each time that we transfer or exchange a new debt security in certificated form for another debt security in certificated form, and after the transfer agent receives a completed assignment form, we will make available for delivery the new definitive debt security at the offices of the transfer agent in New York City. Alternatively, at the option of the person requesting the transfer or exchange, we will mail, at that person’s risk, the new definitive debt security to the address of that person that is specified in the assignment form. In addition, if we issue debt securities in certificated form, then we will make payments of principal of, interest on and any other amounts payable under the debt securities to holders in whose names the debt securities in certificated form are registered at the close of business on the record date for these payments. If the debt securities are issued in certificated form, we will make payments of principal and any redemption payments against the surrender of these certificated debt securities at the offices of the paying agent in New York City.

TAXATION

The following summary describes the principal Mexican federal and U.S. federal income tax consequences of the purchase, ownership and disposition of the debt securities, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the debt securities. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Mexico, or U.S. and Mexican federal taxes other than income taxes.

This summary is based on the tax laws of Mexico and the United States as in effect on the date of this registration statement (including the tax treaty entered into between Mexico and the United States described below), as well as on rules and regulations of Mexico and regulations, rulings and decisions of the United States available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary.

Prospective purchasers of debt securities should consult their own tax advisors as to the Mexican, United States or other tax consequences of the purchase, ownership and disposition of the debt securities, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Mexican Tax Considerations

The following is a general summary of the principal Mexican federal income tax consequences under the Mexican Ley del Impuesto sobre la Renta (the Mexican Income Tax Law) and rules and regulations thereunder, as currently in effect, of the purchase, ownership and disposition of the debt securities by a holder that is not a tax resident of Mexico and that will not hold debt securities or a beneficial interest therein in connection with the conduct of a trade or business through a permanent establishment in Mexico (a “foreign holder”).

For purposes of Mexican taxation, tax residency is a highly technical definition that involves the application of a number of factors. Generally, an individual is a tax resident of Mexico if he or she has established his or her home in Mexico or if his or her “center of vital interest” is located within Mexico, and a corporation is considered a tax resident of Mexico if it has established its principal place of business management or its effective seat of business management in Mexico. However, any determination of residence should take into account the particular situation of each person or legal entity.

U.S./Mexico and Other Tax Treaties

The United States and Mexico have entered into a Convention for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Income Taxes (collectively, with subsequent Protocols thereto, referred to as the “U.S.-Mexico Tax Treaty”). Provisions of the U.S.-Mexico Tax Treaty that may affect the taxation of certain U.S. holders (as defined below) are summarized below. The United States and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters. Mexico has also entered into and is negotiating several other tax treaties with taxing jurisdictions other than the United States that may reduce the amount of Mexican withholding tax to which payments of interest on the debt securities may be subject. Prospective purchasers of debt securities should consult their own tax advisors as to the tax consequences, if any, of such treaties.

Payments of Interest, Principal and Premium in Respect of the Debt Securities

Under the Mexican Income Tax Law, payments of interest made in respect of the debt securities (including payments of principal in excess of the issue price of such debt securities, which, under Mexican law, are deemed to be interest) to a foreign holder will generally be subject to a Mexican withholding tax assessed at a rate of 4.9% if (1) the debt securities are placed through banks or broker dealers in a country with which Mexico has entered into a tax treaty for the avoidance of double taxation, which is in effect (including the U.S.-Mexico Tax Treaty), (2) the CNBV has been notified of the issuance of the debt securities pursuant to the Mexican Income Tax Law and Article 7 of the Mexican Securities Market Law and its regulations, and (3) the information requirements specified in the general rules of the SHCP are satisfied (including the filing of information related to the debt securities offering and this prospectus). In case such requirements are not met (or cease to be met), the applicable withholding tax rate will be 10%. We believe that because the conditions described in (1) through (3) above will be satisfied, the applicable withholding tax rate will be 4.9%.

A higher income tax withholding rate will be applicable when a party related to us, jointly or individually, directly or indirectly, is the effective beneficiary of more than 5% of the aggregate amount of payments treated as interest on the debt securities.

Payments of interest made with respect to the debt securities to a non-Mexican pension or retirement fund will be generally exempt from Mexican withholding taxes, provided that (1) the fund is the effective beneficiary of such interest income, (2) the fund is duly established pursuant to the laws of its country of origin, (3) the relevant interest income is exempt from taxation in such country, and (4) the fund is duly registered with the SHCP for that purpose.

We have agreed, subject to specified exceptions and limitations, to pay additional interest to the holders of debt securities in respect of the Mexican withholding taxes mentioned above. If we pay additional interest in respect of such Mexican withholding taxes, any refunds of such additional interest will be for our account. See “Description of Debt Securities—Payment of Additional Interest.”

Holders or beneficial owners of debt securities may be requested to provide certain information or documentation necessary to enable us to establish the appropriate Mexican withholding tax rate applicable to such holders or beneficial owners. In the event that the specified information or documentation concerning the holder or beneficial owner, if requested, is not provided on a timely basis, our obligations to pay additional interest may be limited as set forth under “Description of Debt Securities—Payment of Additional Interest.”

In the event of certain changes in the applicable rate of Mexican withholding taxes on payments of interest, we may redeem the debt securities, in whole (but not in part) at any time, at a price equal to 100% of their principal amount plus accrued interest and any additional interest due thereon to the redemption date. See “Description of Debt Securities—Redemption of Debt Securities.”

Under the Mexican Income Tax Law, payments of principal we make to a foreign holder will not be subject to any Mexican withholding or similar taxes.

Taxation of Disposition of Debt Securities

The application of Mexican tax law provisions to capital gains realized on the disposition of debt securities by foreign holders is unclear. We expect that no Mexican tax will be imposed on transfers of debt securities between foreign holders effected outside of Mexico.

Other Mexican Taxes

A foreign holder will not be liable for estate, gift, inheritance or similar taxes with respect to its holdings of debt securities. There are no Mexican stamp, issue registration or similar taxes payable by a foreign holder with respect to debt securities. Gratuitous transfers of debt securities in certain circumstances may result in the imposition of Mexican income taxes upon the recipient.

U.S. Federal Income Tax Considerations

The following is a summary of the principal U.S. federal income tax considerations that may be relevant to a beneficial owner of debt securities that is a citizen or resident of the United States or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of the debt securities (a “U.S. holder”). It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular investor’s decision to invest in debt securities.

This summary is based on provisions of the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. In addition, except where noted, this summary deals only with investors that are U.S. holders who acquire the debt securities in the United States as part of the initial offering of the debt securities, who will own the debt securities as capital assets, and whose functional currency is the U.S. dollar. It does not address U.S. federal income tax considerations applicable to investors who may be subject to special tax rules, such as banks, financial institutions, partnerships (or entities treated as a partnership for U.S. federal income tax purposes) or partners therein, tax-exempt entities, insurance companies, traders in securities that elect to use the mark-to-market method of accounting for their securities, persons subject to the alternative minimum tax, U.S. expatriates, dealers in securities or currencies, certain short-term holders of debt securities, or persons that hedge their exposure in the debt securities or will hold debt securities as a position in a “straddle” or conversion transaction or as part of a “synthetic security” or other integrated financial transaction. U.S. holders should be aware that the U.S. federal income tax consequences of holding the debt securities may be materially different for investors described in the prior sentence. This discussion also does not address all of the tax considerations that may be relevant to particular issuances of debt securities, such as debt securities offered at a price less or more than their stated principal amount or debt securities denominated in a currency other than the U.S. dollar. For information regarding any such special tax considerations relevant to particular issuances, or regarding the issuance of warrants, if any, you should read the applicable prospectus supplement.

Payments of Interest and Additional Amounts

Payments of the gross amount of interest and additional amounts (as defined in “Description of Debt Securities—Payment of Additional Amounts”) with respect to a debt security, i.e., including amounts withheld in respect of Mexican withholding taxes, will be taxable to a U.S. holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the U.S. holder’s regular method of tax accounting. Thus, accrual method U.S. holders will report stated interest on the debt security as it accrues, and cash method U.S. holders will report interest when it is received or unconditionally made available for receipt.

The Mexican withholding tax that is imposed on interest will be treated as a foreign income tax eligible, subject to generally applicable limitations and conditions under the Code, for credit against a U.S. holder’s federal income tax liability or, at the U.S. holder’s election, for deduction in computing the holder’s taxable income (provided that the U.S. holder elects to deduct, rather than credit, all foreign income taxes paid or accrued for the relevant taxable year). Interest and additional amounts paid on the debt securities generally will constitute foreign source passive category income.

The calculation and availability of foreign tax credits and, in the case of a U.S. holder that elects to deduct foreign taxes, the availability of deductions, involves the application of complex rules (including, in the case of foreign tax credits, relating to a minimum holding period) that depend on a U.S. holder’s particular circumstances. U.S. holders should consult their own tax advisors regarding the availability of foreign tax credits and the treatment of additional amounts.

Sale or Other Taxable Disposition of Debt Securities

A U.S. holder generally will recognize gain or loss on the sale or other taxable disposition of the debt securities in an amount equal to the difference between (i) the amount realized on such sale or other taxable disposition (other than amounts attributable to accrued but unpaid interest, including any additional amounts thereon, which will be taxable as ordinary income to the extent not previously included in income) and (ii) the U.S. holder’s adjusted tax basis in the debt securities. A U.S. holder’s adjusted tax basis in a debt security generally will be its cost for that debt security. Gain or loss realized by a U.S. holder on such sale or other taxable disposition generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the debt securities have been held for more than one year. Certain non-corporate U.S. holders (including individuals) may be eligible for preferential rates of taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.

Capital gain or loss recognized by a U.S. holder generally will be U.S.-source gain or loss. Consequently, if any such gain would be subject to Mexican income tax, a U.S. holder may not be able to credit the tax against its U.S. federal income tax liability unless such credit can be applied (subject to applicable conditions and limitations) against tax due on other income treated as derived from foreign sources. U.S. holders should consult their own tax advisors as to the foreign tax credit implications of a disposition of the debt securities.

Information Reporting and Backup Withholding

Payments on the debt securities, and proceeds of the sale or other disposition of the debt securities, that are paid within the United States or through certain U.S.-related financial intermediaries to a U.S. holder generally are subject to information reporting and backup withholding unless (i) the U.S. holder is a corporation or other exempt recipient and demonstrates this fact when so required or (ii) in the case of backup withholding, the U.S. holder provides an accurate taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the U.S. Internal Revenue Service.

PLAN OF DISTRIBUTION

At the time of offering any securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in a prospectus supplement relating to those securities.

We may sell securities in any of three ways: (1) through underwriters or dealers; (2) directly to one or a limited number of institutional purchasers; or (3) through agents. Each prospectus supplement with respect to a series of securities will set forth the terms of the offering of those securities, including the name or names of any underwriters or agents, the price of such securities and the net proceeds to us from such sale, any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which those securities may be listed.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. We may offer the securities to the public either through underwriting syndicates of investment banking firms represented by managing underwriters, or directly through one or more such investment banking firms or others, as designated. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may sell securities either directly to one or more institutional purchasers, or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities will be named, and any commissions payable by us to such agent will be set forth in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

If indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities from us at the public offering price set forth in the prospectus supplement plus accrued interest, if any, pursuant to delayed delivery contracts providing for payment and delivery on one or more specified dates in the future. Institutions with which such contracts may be made include commercial and saving banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all such cases we must approve such institutions. Such contracts will be subject only to those conditions set forth in such prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of those contracts.

Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.

Agents and underwriters may engage in transactions with us or perform services for us in the ordinary course of business.

In compliance with guidelines of the Financial Industry Regulatory Authority (“FINRA”), the maximum amount of underwriting compensation, including underwriting commissions or discounts, to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus; however, it is anticipated that the maximum underwriting compensation to be received in any particular offering of our securities will be significantly less than this amount.

No securities will be publicly offered or traded in Mexico absent an available exception under the Mexican Securities Market Law.

EXPERTS

The consolidated financial statements of Coca-Cola FEMSA, S.A.B. de C.V. for the year ended December 31, 2012 appearing in its report on Form 6-K dated November 8, 2013, and the effectiveness of Coca-Cola FEMSA, S.A.B. de C.V.’s internal control over financial reporting as of December 31, 2012, have been audited by Mancera, S.C., a member practice of Ernst & Young Global, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

VALIDITY OF SECURITIES

Unless otherwise specified in the applicable prospectus supplement, Cleary Gottlieb Steen & Hamilton LLP will provide an opinion regarding the validity of the securities under New York law, and Carlos Luis Díaz Sáenz, our general counsel, will provide an opinion regarding the authorization of the securities under Mexican law.

ENFORCEABILITY OF CIVIL LIABILITIES

Coca-Cola FEMSA is a sociedad anónima bursátil de capital variable (a listed variable capital stock corporation) organized under the laws of Mexico, Yoli de Acapulco, S.A. de C.V. is a sociedad anónima de capital variable (a variable capital stock corporation) organized under the laws of Mexico, and each of the other Guarantors is a sociedad de responsabilidad limitada de capital variable (limited liability company) organized under the laws of Mexico, with their principal places of business (domicilio social) in Mexico City. In addition, most of our and the Guarantors’ directors, managers, officers and controlling persons, as well as certain experts named in this prospectus, reside outside the United States, and all or a substantial portion of their assets and our assets are located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these persons or to enforce against them, either inside or outside the United States, judgments obtained against these persons in U.S. courts, or to enforce in U.S. courts judgments obtained against these persons in courts in jurisdictions outside the United States, in each case, in any action predicated upon civil liabilities under the U.S. federal securities laws. The enforceability against these persons in Mexico in actions for enforcement of judgments of U.S. courts of liabilities predicated solely upon the U.S. federal securities laws will be subject to certain requirements provided for in the Mexican Federal Civil Procedure Code and any applicable treaties. Some of the requirements may include personal service of process and that the judgments of U.S. courts are not against Mexican public policy.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement, including exhibits, which we have filed with the SEC on Form F-3 under the Securities Act of 1933, as amended. This prospectus does not contain all of the information set forth in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. We have filed certain of these documents as exhibits to our registration statement and we refer you to those documents. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings we make electronically will be available to the public over the Internet at the SEC’s web site at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of, and should be read in conjunction with other parts of, this prospectus, and certain later information that we file with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus or a prospectus supplement. We incorporate by reference the following documents:

•	our annual report on Form 20-F for the year ended December 31, 2012, filed with the SEC on March 15, 2013 (SEC File No. 001-12260);

•	our report on Form 6-K reporting our audited consolidated statements of financial position as of December 31, 2012 and 2011, and January 1, 2011, and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows for the years ended December 31, 2012 and 2011, as amended to include the information required under Rule 3-10 of Regulation S-X in relation to the Guarantors, filed with the SEC on November 8, 2013 (SEC File No. 001-12260);

•	our report on Form 6-K reporting (i) our unaudited interim consolidated financial statements as of and for the six-month periods ended June 30, 2013 and 2012; (ii) our Operating and Financial Review for the six-month periods ended June 30, 2013 and 2012; and (iii) our results as of September 30, 2013 and for the three- and nine-month periods ended September 30, 2013 and 2012, filed with the SEC on November 8, 2013 (SEC File No. 001-12260);

•	any future annual reports on Form 20-F filed with the SEC under the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

•	any future reports on Form 6-K that we file with, or furnish to, the SEC after the date of this prospectus and prior to the termination of the offering of debt securities offered by this prospectus that are identified in such reports as being incorporated by reference in our Registration Statement on Form F-3.

You may request a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus, at no cost, by writing or telephoning us at Calle Mario Pani No. 100, Colonia Santa Fe Cuajimalpa, Delegación Cuajimalpa de Morelos, 05348, México, D.F., México, Attention: Investor Relations, telephone (5255) 1519-5120.